Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

by and among

IQE Plc.,

IQE KC, LLC,

and

KOPIN CORPORATION

DATED January 10, 2013

LIST OF EXHIBITS AND SCHEDULES

Exhibits 1(a)-(b)	Knowledge Persons (Seller/Buyers)
Exhibit 2	Reference Calculation
Exhibit 3	Specifically Identified Assumed Liabilities
Exhibit 4	Bill of Sale
Exhibit 5	Assignment and Assumption Agreement
Exhibit 6	Estoppel and Consent
Exhibit 7	Security Agreement
Exhibit 8	Escrow Agreement
Exhibit 8.2(e)	Special Indemnity Items
Exhibit 9	Purchase Price Allocation
Exhibit 10	Transition Services Agreement
Exhibit 11	IP Assignment
Exhibit 12	Deed of Priority

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 10, 2013, (the “Effective Date”) by and among (i) IQE KC, LLC, a Delaware limited liability company (the “Asset Buyer”), (ii) IQE plc., a public limited company formed under the laws of England and Wales (“Buyer’s Parent” or “Taiwan Buyer”), and (iii) Kopin Corporation, a Delaware corporation (the “Seller”). Asset Buyer and Taiwan Buyer are sometimes referred to collectively herein as “Buyer” or “Buyers.” Seller, KTC (defined below) and Taiwan Owner (defined below) are sometimes referred to herein as the Seller Group.

RECITALS

A. The Seller is the record and beneficial owner of all of 35,619,265 shares of Kopin Taiwan Corporation, a Taiwan corporation (“KTC”), which shares comprise approximately 90% of all outstanding shares of KTC (the “KTC Shares”). The Seller also owns the Assets (as defined below) comprising the Business (as defined below).

B. Prior to the Closing, Seller will contribute its shares in KTC to KTC Wireless, LLC (the “Taiwan Owner”), which entity is and shall be a wholly-owned subsidiary of Seller.

C. The Seller desires to sell the Assets to the Asset Buyer, and its entire interest in the Taiwan Owner to the Taiwan Buyer, and Asset Buyer desires to purchase the Assets and Taiwan Buyer desires to purchase Taiwan Owner, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Receivable” means the trade accounts receivables (including related party trade accounts receivable) of the Business (including KTC), which shall be listed on the A/R Schedule, and which constitute all the trade accounts receivable of the Business as of the Closing.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For avoidance of doubt, it is agreed that KTC shall be deemed an Affiliate of Seller.

“Bank Account” means the bank account identified on Schedule 3.28(1).

“Business” means all the business conducted by the Seller or its Affiliates involving the design, manufacture, testing and sale of epitaxial wafers and other related activities. This includes Gallium arsenide and Gallium nitride based technologies.

“Business Day“ means a day, other than a Saturday or Sunday, on which commercial banks in the City of Boston are authorized to be closed.

“Business Enterprise Value” means an amount equal to Seventy Five Million Dollars ($75,000,000).

“Closing NWC” means the Net Working Capital based on the Closing Statement of Working Capital for KTC.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any applicable state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Deed of Priority” means that certain Deed of Priority by and between HSBC Bank PLC and Seller, which sets forth the terms and conditions of Buyer’s subordinated creditor position with respect to the Sellers’ obligations to make the Deferred Payment, in substantially the form attached hereto as Exhibit 12, with such changes as are reasonably agreed by Buyer and Seller prior to Closing.

“Deferred Payment” means an amount equal to Fifteen Million Dollars ($15,000,000).

“Employee Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, of the Seller that (i) is subject to any provision of ERISA, (ii) is maintained or contributed to by the Seller, a Subsidiary or any of their ERISA Affiliates and (iii) covers any employee of the Business (not including, however, any employee of KTC).

“Employment Agreement” means any employment contract, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above but not including any Employee Plan, respecting the terms and conditions of employment of or payment of compensation to any employee of the Business (not including, however, any employee of KTC).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any person treated as a single employer with any other person pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow” means the escrow account governed by the Escrow Agreement.

“Escrow Agent” means U.S. Bank N.A.

“Escrow Agreement” means the form of escrow agreement attached as Exhibit 8 hereto.

“Escrow Amount” means Five Million Dollars ($5,000,000).

“Final NWC” means the Net Working Capital on the Final Statement of Working Capital.

“Financial Statements” with respect to (i) KTC mean (a) the audited balance sheets of KTC at December 31, 2011, and December 31, 2010, and related statements of income of KTC for the period then ended, and (b) the unaudited balance sheet as at September 30, 2012, and related statements of income of KTC, which statements are attached hereto as Schedule 3.7(i) and are sometimes referred to herein as the “KTC Financial Statements”, and (ii) the US Business mean the materials attached hereto as Schedule 3.7(ii), which are sometimes referred to herein as the “US Business Financial Statements”.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder and any similar Law in effect in a foreign jurisdiction.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body and any instrumentality of any of the foregoing, including for avoidance of doubt, in Taiwan or the United States.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of interest bearing borrowings, whether evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable, equipment not yet accepted or services not yet performed and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) the liquidation value, accrued and unpaid dividends; (vi) prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, extensions, reexaminations or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, brand names, logos, slogans and trade dress rights (and all translations, adaptations, derivations and combinations of the foregoing), and all applications, registrations and renewals thereof, and all goodwill associated therewith, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information), (v) Internet domain names, (vi) Software and (vii) all other intellectual property rights.

“Inventory” means all inventory and work in process, including, without limitation, all raw materials owned by the Seller as of the Closing Date, in the case of Seller to the extent related to the Business.

“Knowledge of the Buyer,” “Buyer’s knowledge” and other similar formulations with respect to the Buyer means the (i) actual knowledge, or (ii) the knowledge one would reasonably expect such persons to have in light of their Knowledge of the Industry of the Business and their role conducting due diligence of the Business, of the persons listed on Exhibit 1(a), as of the date such knowledge qualifier relates.

“Knowledge of the Seller,” “Seller’s knowledge” and other similar formulations with respect to the Seller means the (i) actual knowledge, or (ii) the knowledge one would reasonably expect such persons to have in light of their role within the Business, of the persons listed on Exhibit 1(b), as of the date such knowledge qualifier relates.

“Laws” means any constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment or other Governmental Order, requirement or rule of law of any Governmental Authority.

“Liability” or “Liabilities” means any amount owed (whether fixed or contingent, currently due or not yet due, accrued or unaccrued, but for avoidance of doubt shall not include unknown claims) by Seller, Taiwan Owner or KTC to independent third parties.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever, other than Permitted Liens.

“Licenses” means all notifications, licenses, permits (including operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority and related exclusively to the Business, and applications therefore, held by KTC or Seller exclusively with respect to the Business.

“material” means an event, fact or circumstance with a value in excess of One Hundred Thousand Dollars ($100,000).

“Material Adverse Effect (or Change)” means any circumstance, development, effect, event, condition or occurrence which (i) has been, or reasonably could be expected to be, material and adverse with respect to the business, condition (financial or otherwise), assets, properties, Liabilities, rights, obligations, operations of the Business taken as a whole, or (ii) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Business operates generally, (2) general economic or political conditions (including those affecting the securities markets), (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring after the date hereof or (5) any changes in applicable laws, regulations or accounting rules.

“Net Working Capital” means the current assets (excluding cash) of the Seller with respect to the US Business, or of KTC, as the case may be, LESS all current liabilities of the Seller with respect to the US Business or of KTC, as the case may be, as reflected on the applicable Statement of Working Capital and determined consistent with GAAP but in all events excluding Specifically Excluded Liabilities.

“Non-Assignable Contracts” means Purchased Contracts that require third-party consents for assignment that have not been obtained by the Seller as of the Closing.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business of the Seller Group, in the case of Seller to the extent related to the Business, that (a) were not incurred in connection with any Indebtedness and (b) do not, individually or in the aggregate, materially adversely affect the value or use of the asset subject to such Lien for its current and anticipated purposes; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or for Taxes that the Seller Group is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements or in the Statement of Working Capital and (iii) zoning, entitlement, conservation restriction and other land use and environment regulations, (iv) all exceptions, restrictions, easements, imperfections of title, changes, rights of way and other encumbrances that do not materially interfere with the present use of the assets of the property to which such item relates, or that are matters of public record, and (v) Liens expressly set forth on Schedule 3.10(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Pre-Closing Tax Periods” means all taxable periods of Seller Group ending on or before the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Taiwan Owner or KTC for all Pre-Closing Tax Periods and all such Taxes that relate to the portion of a Straddle Period ending on the Closing Date. The amount of any Straddle Period Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period or other transactional matters, be deemed equal to the amount which would be payable if (i) the Straddle Period ended on and included the Closing Date and (ii) any transactions outside the ordinary course of business occurring on the Closing Date after the transfer of the Shares were treated as being allocable to the portion of the Straddle Period beginning after the Closing Date, and (B) in all other cases be deemed to equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the Straddle Period, adjusted as appropriate to take into account any transactions effected outside the ordinary course of business during that Straddle Period.

“Purchase Price” shall mean the aggregate amount payable to Seller hereunder for the Business, as set forth in Section 2.6.

“Reference Calculation” means the sample calculation of the Net Working Capital of the Seller (in respect of the Business) and KTC on a consolidated basis, as set forth on Exhibit 2.

“Security Agreement” means the Security Agreement attached as Exhibit 7 hereto, with such changes as are reasonably agreed by Buyer and Seller prior to the Closing.

“Seller Transaction Fees” means the sum of all legal, investment banking and other advisory costs and expenses incurred or accrued by or on behalf of the Seller or KTC on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, to the extent not paid by the Seller on or prior to the Closing Date and that at such time remain the obligation of KTC. In no event shall any fees, expenses or costs incurred by the Buyer or its Affiliates constitute Seller Transaction Fees.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing. Notwithstanding the foregoing, “Software” shall not include Seller’s Oracle software or Oracle database.

“Statement of Working Capital” means any of the Closing Statement of Working Capital, or the Final Statement of Working Capital, as applicable.

“Straddle Period” means any Tax period of KTC or the Taiwan Owner that includes but does not end on the Closing Date.

“Straddle Period Tax” means any Tax that relates to the portion of the Straddle Period ending on the Closing Date and which is further described in the Pre-Closing Taxes definition.

“Straddle Period Tax Returns” means any Tax Returns in connection with the Straddle Period.

“Subsidiary” of any Person means any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiary or by one or more of such Person’s other Subsidiary.

“Taiwan Purchase Price” means Twenty Five Million Two Hundred Thousand Dollars ($25,200,000).

“Target Net Working Capital” means an amount equal to Fourteen Million Three Hundred Thousand Dollars ($14,300,000.00).

“Tax” means (i) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case whether disputed or not; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (iii) any Liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement (excluding agreements entered into in the ordinary course of business the principal purpose of which is to address matters other than Tax matters) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” means any return, statement, report, form, information return or claim for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit 10, with such changes as are reasonably agreed by the Buyer and Seller prior to the Closing.

“US Business” means that part of the Business exclusive of KTC.

1.2 Other Definitions. In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	10.11(c)
Accountants	2.7(b)
Agreed Amount	8.4(d)
A/R Schedule	2.10(a)(xiii)
Arbitrator	10.11(c)
Assets	2.2
Asset Buyer	Preamble
Assignment and Assumption Agreement	2.10(a)(viii)
Assumed Liabilities	2.4
AWSC	2.3(p)
Bank Account	3.28(a)
Bill of Sale	2.10(a)(viii)
Business Assets	3.10
Business Intellectual Property	3.15
Business Product(s)	3.16(a)
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer’s 401(K) Plan	6.8(c)
Buyer’s Parent	Preamble
Charter	3.1
Closing Statement of Working Capital	2.6(g)
Closing	2.9
Closing Date	2.9
COBRA	3.19(e)

Confidential Information	6.9(a)
Confidentiality Agreement	6.13(a)
Contested Amount	8.4(e)
Disclosure Schedules	Article III
Draft Final Statement of Working Capital	2.7(a)
Effective Date	Preamble
Environmental Laws	3.25
Environmental Liabilities	3.25
Escrow Funds	2.6(a)
Excluded Assets	2.3
FCPA	3.27
Final Statement of Working Capital	2.7(b)
Hazardous Materials	3.25
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Insurance Policies	3.17
Interested Person	3.24
KTC	Recitals
KTC Shares	Recitals US
Leased Real Property	3.11(a)
Losses	8.2
Notice of Claim	8.4(a)
Outside Closing Date	7.3(c)
Owned Real Property	3.11(b)
Potential Contributor	8.7
Potential Transferred Employees	6.8(a)(i)
Purchased Contracts	2.2(d)
Required Consent(s)	3.5
Replacement Plans	6.8(c)
Response Notice	8.4(d)
Securities Act	5.6
Seller	Preamble
Specifically Excluded Liabilities	2.5
Surviving Representations and Warranties	8.1
Taiwan Buyer	Recitals
Taiwan Closing Payment	2.6(a)
Tax Matter	9.6
Territory	6.9(b)
Third Party Claim	8.4(b)
Threshold	8.5(a)
Transferred Employees	6.8(a)(i)
Unpaid Shortfall	2.6(g)
US Business Closing Payment	2.6(b)
US Business Purchase Price	Exhibit 9
WIN	2.3(p)

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

1.4 Currency. All currency amounts are expressed herein as United States Dollars.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Taiwan Owner. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall irrevocably sell, transfer and assign to the Taiwan Buyer, and the Taiwan Buyer shall purchase from the Seller, all outstanding equity interests in the Taiwan Owner free and clear of all Liens. In consideration therefor, and subject to the terms and conditions of this Agreement, the Taiwan Buyer shall pay to the Seller the Taiwan Purchase Price.

2.2 Purchase and Sale of US Business. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall irrevocably sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Seller all right, title and interest in and to, except for the Excluded Assets, all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated or utilized in the US Business, in existence on the date hereof and any additions thereto on or before the Closing Date (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens other than Permitted Liens and the Buyer shall purchase, acquire, accept and pay for the US Business and assume the Assumed Liabilities. The Assets shall include, without limitation, all right, title and interest in and to the following assets, properties and rights exclusively relating to the US Business:

(a) inventory, including consignment inventory and consumables, finished goods, supplies, raw materials, work in progress, spare, replacement and component parts, and other inventory property located at, stored on behalf of or in transit to the Seller for use exclusively in the US Business;

(b) deposits, advances, pre-paid expenses and credits exclusively related to the US Business;

(c) fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures used exclusively in the US Business;

(d) all contracts and agreements to which the Seller is a party or by which the Seller is bound that relate exclusively to the US Business (the “Purchased Contracts”) including the Purchased Contracts as set forth on Exhibit 2.1(d);

(e) the Leased Real Property and all licenses, permits, approvals, easements and other rights relating thereto;

(f) the goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, Software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property used exclusively in the Business (and all rights thereto and applications therefor), including all Business Intellectual Property;

(g) the Accounts Receivable and any security therefor relating exclusively to the US Business;

(h) causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise related to or arising in connection with the US Business;

(i) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights related exclusively to the US Business;

(j) Licenses (excluding those held by KTC), including those set forth on Schedule 3.18(b);

(k) information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge related to or used in connection with the Business, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Seller or KTC used exclusively in connection with the Business in whatever media retained or stored, including computer programs and disks; and

(l) the Bank Account.

2.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of the Seller or KTC related to the Business (collectively, the “Excluded Assets”):

(a) ownership and other rights with respect to the Employee Plans and any associated funding media, assets, reserves, credits and service agreements, and all books, records, files, documents, and papers created, filed, or maintained in connection with the Employee Benefit Plans;

(b) the Contracts for which consent is required to assign but for which such consent has not been obtained as of the Closing, it being understood such contracts shall be governed by Section 6.10 below;

(c) the rights that accrue to the Sellers hereunder;

(d) Seller’s Tax records, and any rights to refunds of Taxes paid by the Sellers with respect to periods prior to Closing, whether paid directly by a Seller or indirectly by a third party on behalf of a Seller, regardless of whether such rights have arisen or hereafter arise;

(e) subject to Section 8.8, insurance policies (and any cash or surrender value thereon) and any rights, claims or causes of action thereunder;

(f) cash, cash equivalents and marketable securities, except to the extent included on the Closing Statement of Working Capital or the Final Statement of Working Capital, and all rights to any bank accounts;

(g) the Seller’s corporate books and records of internal corporate proceedings, records, tax records, work papers and books and records that Seller is required by law to retain;

(h) the rights in any names and marks and any variation or derivation thereof other than those specifically included in the Assets;

(i) all of the Seller’s bank accounts other than the Bank Account;

(j) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Seller that are not transferred Assets;

(k) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(l) all stock and equity of any companies owned by the Seller other than the equity of KTC Wireless, LLC;

(m) all rights of Seller under this Agreement and the Transaction Documents;

(n) any assets related to the Company’s display business or other businesses other than the Business;

(o) the financial and other information in the Seller’s Oracle software and Oracle database that does not relate to the Business;

(p) interests owned by the Seller in Advanced Wireless Semiconductor Company (“AWSC”) and WIN Semiconductor Corp. (“WIN”); and

(q) the “Kopin” name or any trademark, trade name, service mark, service name or registered user name containing the work or mark “Kopin.”

2.4 Assumption of Assumed Liabilities.

(a) Effective as of the Closing, the Buyer shall assume the following liabilities and obligations of the Seller relating to the US Business (collectively, the “Assumed Liabilities”):

(i) the obligations of the Seller under each Purchased Contract to which Seller is party, to the extent such obligations are not required to be performed on or prior to the Closing Date, are disclosed on the face of such Purchased Contract, and accrue and relate to the operations of the US Business subsequent to the Closing Date;

(ii) those liabilities of the Seller of the types listed on Exhibit A, to the extent and in the amount each such type is reflected on the Final Statement of Working Capital and applied for the purpose of determining the Final Adjustment; and

(iii) (a) all liabilities of the Business reflected or reserved against in the Financial Statements, Interim Financial Statements or Statement of Working Capital or the notes thereto and (b) all liabilities of the Business not required by GAAP to be reflected or reserved against in the Financial Statement or Statement of Working Capital or the notes thereto, except as otherwise set forth in this Agreement; provided, however, Buyer shall only assume the Indebtedness expressly set forth on Schedule 3.

(iv) all liabilities accruing, arising out of or relating to the conduct or operation of the Business incurred subsequent to the date of the Financial Statements in the ordinary course of business consistent with past practice, except as otherwise specifically set forth in this Agreement;

(v) all liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Assets from and after the Closing Date;

(vi) any Taxes to be paid by the Buyer under this Agreement;

(vii) all liabilities of the Seller under the Purchased Contracts and the Licenses to be performed after, or in respect of periods following, the Closing Date; and

(viii) all product liability or related negligence claims (but excluding liabilities associated with warranty claims, repairs, exchanges or returns in the ordinary course of business, which will be handled as set forth in Section 6.15) in respect of products manufactured, marketed, distributed or sold by the Business before the Closing Date.

2.5 Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.4, the Assumed Liabilities shall not include, and in no event shall the Buyer assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any Liability or obligation of the Seller or the US Business (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”):

(a) relating to any liability or obligation (including accounts payable) owed to the Seller or any Affiliate of the Seller (unless it is included in the Financial Statements or on the Statement of Working Capital) except as otherwise set forth in this Agreement;

(b) for Taxes of Seller, including any payable or accrued obligation for the preparation or tax advice, with respect to any period;

(c) for any Indebtedness of Seller or its Affiliates except as listed on Schedule 3 and except as otherwise set forth in this Agreement;

(d) pertaining to any Excluded Asset;

(e) under or relating to Seller’s employment or termination of any of its current or former employees or under any Seller Benefit Plan including any obligation or liability to make any payment or payments to any Person, including any Governmental Entity, as a result of the transactions contemplated hereby, whether or not such liability or obligation arises prior to, on or following the Closing Date;

(f) arising or incurred in connection with facts, events or circumstances occurring prior to Closing that result in claims by current or former employees of the Business, whether asserted before or after Closing, provided that to the extent the facts, events or circumstances giving rise to such claims continue after the Closing the parties will equitably bear associated losses based on the relative period of time such facts, events or circumstances existed before and after Closing; or

(g) arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Sellers (inclusive of management or contract personnel).

Such Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

2.6 Payment of the Purchase Price. The Buyer and the Buyer’s Parent shall be jointly and severally liable to the Seller for the payment to the Seller of the Purchase Price (including the Deferred Payment). The Purchase Price shall be paid as follows:

(a) On the Closing Date, the Taiwan Buyer shall pay to the Seller an amount equal to the Taiwan Purchase Price (the “Taiwan Closing Payment”).

(b) On the Closing Date, the Asset Buyer shall pay to the Seller an amount equal to US Business Purchase Price minus the Indebtedness of the Seller related to the US Business and the Indebtedness of KTC, minus the Deferred Payment, minus the Escrow Amount (the “US Business Closing Payment”).

(c) On the Closing Date, the Buyer and the Buyer’s Parent shall pay over funds necessary to cause the Indebtedness of KTC and of Seller related to the Business to be satisfied in full as provided in pay-off letters in respect of such Indebtedness provided to Buyer prior to Closing, if any.

(d) On the Closing Date, the Buyer and the Buyer’s Parent shall pay to the Escrow Agent an amount equal to the Escrow Amount, to be held pursuant to the terms and conditions of the Escrow Agreement (the “Escrow Funds”).

(e) On the date that is the third anniversary of the Closing Date, the Buyer and the Buyer’s Parent shall pay to the Seller an amount equal to the Deferred Payment. Any delay in making any or all of the Deferred Payment on such third anniversary date shall result in interest accruing on such delinquent amount at the rate of ten percent (10.0%) per annum, compounding monthly until paid.

(f) Any payments of cash pursuant to this Section 2.6 shall be made by means of wire transfer of immediately available funds to accounts designated by the applicable party prior to the applicable payment date.

(g) No later than the date of execution of this Agreement, the Seller shall deliver to the Buyer a good faith estimate reasonably acceptable to the Buyer, of a consolidated statement of working capital of KTC and of the Seller with respect to the US Business as of the Closing Date (the “Closing Statement of Working Capital”), prepared consistent with the applicable Reference Calculation and in accordance with GAAP applied consistently with the Financial Statements furnished pursuant to Section 3.7. The “Closing Adjustment” shall be an amount equal to the difference between the Target Net Working Capital and the Closing NWC, determined consistent with the Reference Calculation. If the Target Net Working Capital is higher than the Closing NWC, then funds in the amount of the Closing Adjustment shall be paid to Buyer by the Escrow Agent from funds in the Escrow on the date that is two (2) Business Days following the Closing, and if the Closing Adjustment is greater than the Escrow Amount remaining after the payment contemplated in Section 2.6(h) below, then Seller shall pay such shortfall (the “Unpaid Shortfall”), but not until the final amount of such shortfall (if any) is confirmed following the post-closing review process set forth in Section 2.7 below. If the Closing NWC is greater than the Target Net Working Capital, then no payment associated with the Closing Adjustment shall be made at or around the time of Closing; rather, any such adjustment shall be paid over at the time of the closing of the Escrow following the post-Closing process set forth in Section 2.7 below.

(h) In addition, on the date that is two (2) Business Days following the Closing, funds in the amount of Two Million Dollars ($2,000,000) shall be paid to the Buyer by the Escrow Agent from the Escrow.

2.7 Adjustments to the Adjusted Purchase Price.

(a) During the ninety (90) calendar day period following the Closing Date, the Buyer shall have the right to review and audit the Closing Statement of Working Capital to confirm the accuracy thereof. If, after such review, the Buyer objects to the Closing Statement of Working Capital, the Buyer shall inform the Seller of that fact prior to the expiration of the foregoing ninety (90) day period, including a statement indicating the basis for its objections, and the Buyer and the Seller shall meet and confer in an effort to resolve such disagreement in good faith. With respect to Accounts Receivable, any item listed on the A/R Schedule that has not been paid as of the 90th day following the Closing shall not be credited as an Account Receivable on the Final Statement of Working Capital (it being understood that if subsequent to that time Buyer receives payment on such receivable it shall promptly remit those funds to Seller). In addition, the Seller shall retain all rights to obtain collection for any Accounts Receivable not collected by the ninetieth (90th) day following the Closing Date. The reserve for product warranty claims shall equal One Hundred Fifty Thousand Dollars ($150,000). A failure of Buyer to timely object shall constitute Buyer’s acceptance of the Statement of Working Capital. Any agreed upon Statement of Working Capital shall be deemed a “Final Statement of Working Capital”.

(b) In the event the Buyer and the Seller are unable to resolve a disagreement with respect to a Statement of Working Capital within ten (10) Business Days following the date of the Buyer’s objection (or such longer period as the Buyer and the Seller may agree), resolution of such dispute shall be determined by a “Big 4” accounting firm not regularly utilized by either Buyer or Seller, or another independent firm of certified public accountants mutually agreeable to the Buyer and the Seller (the “Accountants”). If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the net assets and liabilities of KTC, or the Seller with respect to the US Business, as the case may be, as set forth in a notice delivered to both parties by the Accountants (also a “Final Statement of Working Capital”), will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties in inverse proportion to the outcome of the parties’ position with respect to the dispute over the Final Adjustment and shall be determined by the Accountants. The “losing party,” if any, as determined by the Accountants shall also pay the reasonable external legal and accounting fees of the “winning party,” if any, as determined by the Accountants in connection with the dispute.

(c) With respect to the Final Statement of Working Capital:

(i) If the Closing NWC exceeded the Target Net Working Capital (such that no Closing Adjustment has been paid), then:

a) If the Final NWC is greater than the Target Net Working Capital, Buyer shall pay such difference to Seller; and

b) If the Final NWC is less than the Target Net Working Capital, funds in the amount of such difference shall be paid to Buyer by the Escrow Agent from funds on deposit in the Escrow, and if the Escrow has insufficient funds to make such payment then Seller shall pay the shortfall to Buyer.

(ii) If the Closing NWC was less than the Target Net Working Capital (such that a Closing Adjustment was paid two Business Days following the Closing as contemplated in Section 2.6(g)), then:

a) If the Final NWC is greater than the Closing NWC and (i) such difference is greater than the amount of the Unpaid Shortfall, Buyer shall pay to Seller the difference between the Final NWC and the Closing NWC LESS the Unpaid Shortfall, and (ii) if such difference is less than the amount of the Unpaid Shortfall, then Seller shall pay to Buyer an amount equal to the Unpaid Shortfall LESS the difference between the Final NWC and the Closing NWC;

b) If the Final NWC is less than the Closing NWC, funds in the amount of such difference shall be paid to Buyer by the Escrow Agent from funds on deposit in the Escrow, and if the Escrow has insufficient funds to make such payment then Seller shall pay the shortfall to Buyer.

In no event shall there be any double-counting of any items or adjustments associated with the foregoing process. All payments hereunder shall be due within five (5) days after the final determination of the Final Statement of Working Capital and if not so paid shall accrue interest at the rate of ten percent (10%) per annum, compounded monthly. After the payment of any such adjustment, all Escrow Funds remaining in Escrow shall be paid to Seller pursuant to the terms of the Escrow Agreement.

2.8 Transaction Obligations. Subject to Section 2.12, all costs and expenses incurred by the Seller Group in connection with the transactions contemplated herein (including the Seller Transaction Fees) shall be the liability of the Seller. Subject to Section 2.12, all costs and expenses incurred by the Buyer and/or the Buyer’s Parent in connection with the transactions contemplated herein shall be the liability of Buyer.

2.9 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place no later than January 18, 2013 (the “Closing Date”) at the offices of Bingham McCutchen LLP, One Federal Street, Boston, MA 02110-1726, unless another place is agreed to in writing by the Buyer and Seller. The Closing shall take place by delivery via facsimile transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with this Agreement, or in such other manner as the parties hereto may mutually agree in writing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.10 Additional Deliveries at Closing.

(a) Deliveries of the Seller Group. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing the Seller Group shall deliver or caused to be delivered to the Buyer:

(i) Certificates, if any, representing all outstanding equity interests in Taiwan Owner, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, and the certificates, if any, representing the KTC Shares held in the name of Taiwan Owner; provided, however, that if the KTC Shares are in scripless form, a copy of KTC share registrar confirming the KTC Shares are owned by Taiwan Owner, as well as associated minute books and records of KTC and Taiwan Owner.

(ii) Except for the Permitted Liens, evidence of the payment of all Indebtedness and the release, discharge or termination of all Liens on assets of KTC or of Seller with respect to the US Business, including without limitation evidence of the termination and removal of all UCC-1 financing statements, or equivalent under the laws of Taiwan, and the discharge of all monetary Liens.

(iii) Executed originals or facsimile copies of any Required Consents, if any.

(iv) All invoices and such other supporting documentation as is reasonably necessary for the parties to determine and verify the Seller Transaction Fees to the extent unpaid and owing by KTC or Taiwan Owner as of the Closing.

(v) Resignations and releases from those directors and officers of the Taiwan Owner requested by Buyer, including a release by any such director or officer of Taiwan Owner from all claims in connection with their role as an officer, employee and/or director.

(vi) The Escrow Agreement duly executed by Seller.

(vii) Bills of sale, instruments of assignment, certificates of title and other conveyance documents, as applicable, dated as of the Closing Date, transferring to the Buyer all of such Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale substantially in the form of Exhibit 4 (the “Bill of Sale”), all duly executed by Seller.

(viii) Documents evidencing the assignment of the Purchased Contracts, including the Assignment and Assumption Agreement substantially in the form of Exhibit 5 (the “Assignment and Assumption Agreement”), all duly executed by Seller.

(ix) An Estoppel and Consent Certificate substantially in the form attached as Exhibit 6 executed by the landlord of the Leased Real Property.

(x) The IP Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 11 (the “IP Assignment”) duly executed by the Buyer.

(xi) Documents necessary to cause an assignment of the Bank Account to Buyer, including documents or bank forms, all fully executed, confirming the withdrawal of authority of persons identified on Schedule 3.28(a) to access or to direct the use of funds in the Bank Account.

(xii) Such other certificates, instruments and agreements that the Buyer may reasonably request in connection with the consummation of the transactions contemplated hereby.

(xiii) A schedule of all Accounts Receivable of the Business (the “A/R Schedule”).

(xiv) The Transition Services Agreement duly executed by Seller.

(xv) The Deed of Priority duly executed by the Seller.

(b) Deliveries of the Buyers. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing the Buyers shall:

(i) Make the Taiwan Closing Payment and US Business Closing Payment to the Seller and deliver the Escrow Amount to the Escrow Agent.

(ii) The Buyers shall execute and deliver the Security Agreement.

(iii) The Escrow Agreement duly executed by Buyers.

(iv) The Assignment and Assumption Agreement, duly executed by Asset Buyer.

(v) The IP Assignment duly executed by the Asset Buyer.

(vi) The Transition Services Agreement duly executed by Buyers.

(vii) The Deed of Priority duly executed by the Buyer.

(viii) The Buyers shall deliver to the Seller such other certificates, instruments and agreements that the Seller may reasonably request in connection with the consummation of the transactions contemplated hereby.

2.11 Allocation of Purchase Price.

(a) Taiwan – US Allocation. The parties agree that the allocation of the Business Enterprise Value between the US Business and KTC, and associated Taiwan Purchase Price and US Business Purchase Price shall be as set forth on Exhibit 9.

(b) US Business Allocation Amount Assets. The US Business Purchase Price adjusted as required for federal income tax purposes, shall be allocated among the various asset classes for purposes of IRS Form 8594 as agreed by the Buyer and Seller. Buyer and Seller agree to cooperate in good faith to agree upon a reasonable allocation within thirty (30) days following the Closing and thereafter as may be required to take into account post-Closing adjustments in the US Business Purchase Price, and each shall file their Tax Returns (including IRS Form 8594) on the basis of such allocation and no Party shall thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through a determination under Code Section 1313(a)(1) or corresponding provision of state, local, or non-U.S. Laws.

2.12 Transfer Taxes; Filing Fees. Buyers, on the one hand, and Seller, on the other hand, agree to bear the cost of any transfer, sales, use or other excise taxes arising from the purchase and Sale of the Assets, and any governmental filing or reporting fees related to any approvals necessary to complete the transaction contemplated herein, at the rate of 50% by Seller and 50% by Buyers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE SELLER WITH RESPECT TO THE BUSINESS

Except as expressly set forth on the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyers as follows. The Disclosure Schedules shall be arranged in numbered sections corresponding to the sections contained in this Article III and incorporated into this Agreement.

3.1 Existence; Power and Authority. KTC is a corporation validly existing under the laws of the Republic of China and Taiwan Owner is a limited liability company validly existing under the laws of the State of Delaware. Each of KTC and Taiwan Owner are in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to result in a material loss. Set forth on Schedule 3.1 is a complete list of all of the addresses at which the Seller Group maintains offices, property or assets related to the Business. The Seller has heretofore delivered to the Buyer true and complete copies of the certificate of incorporation, bylaws and other organizational documents (collectively, (the “Charter”)) of each of KTC and Taiwan Owner.

3.2 [Reserved].

3.3 Subsidiary. Other than Taiwan Owner and KTC, Seller does not own and has not otherwise owned, directly or indirectly or through nominees, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person or Subsidiary, and the Seller is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity, in each case that has owned or owns any of the Assets or otherwise held or holds any interest in the Business. The entirety of the US Business is held directly by Seller and the balance of the Business directly by KTC.

3.4 Capitalization.

(a) The capitalization of Taiwan Owner and KTC (including the identity of the owner of all such interests) is set forth on Schedule 3.4(a). Except as set forth on Schedule 3.4(a) and except for rights granted to Buyers under this Agreement, there are no outstanding (i) equity securities of Taiwan Owner or KTC, (ii) any other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Seller Group or any other Person (contingently or otherwise) to issue, sell or otherwise cause to become outstanding any shares of capital stock or other equity interest in Taiwan Owner or KTC, or (iii) any securities convertible into or exchangeable for any such shares or equity interests. There are no outstanding contractual obligations (contingent or otherwise) of Taiwan Owner or KTC to repurchase, redeem or otherwise acquire any equity securities. All of the outstanding equity interests of Taiwan Owner have been duly authorized and validly issued and are fully paid and nonassessable. Neither Taiwan Owner, KTC nor the Seller have violated any applicable federal, provincial or state securities laws in connection with the offer, sale or issuance of the outstanding equity interests of Taiwan Owner or KTC prior to the date hereof. The Seller is the only shareholder of Taiwan Owner. The KTC Shares represent all of the equity interests held directly or indirectly by Seller in KTC.

(b) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each of the Taiwan Owner’s and KTC’s capital stock are as set forth in their respective Charters, copies of which has been previously delivered to the Buyer. There are no declared or accrued unpaid dividends with respect to any shares of Taiwan Owner’s and KTC’s capital stock. There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Taiwan Owner’s and KTC’s capital stock as set forth in the Charter.

(c) Neither Taiwan Owner nor KTC currently maintains any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(d) Except for rights granted to Buyer under this Agreement, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Taiwan Owner, KTC or the Seller is a party, or by which any such Person is bound, obligating any of the Seller Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock of Taiwan Owner or KTC, or obligating the Seller, Taiwan Owner or KTC to grant or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Taiwan Owner or KTC.

(e) There are no (i) voting trusts, proxies, stockholders’ agreements or other agreements or understandings with respect to the voting stock of Taiwan Owner or KTC to which the Taiwan Owner or KTC or the Seller is a party, by which any such Person is bound, or of which any such Person has knowledge, or (ii) agreements or understandings to which the Taiwan Owner or KTC or the Seller is a party, by which any such Person is bound, or of which any such Person has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Taiwan Owner or KTC capital stock or equity interests, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants.

3.5 Consents. No consent, approval, waiver or other action by any Person under any Contract, indenture or other document to which any of the Seller Group is a party or is bound is required or necessary for the execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which any of the Seller Group is a party, or for the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals and waivers as will have been obtained prior to the Closing and are set forth on Schedule 3.5(i) (it being understood Seller shall not be required to list any Contract for which the annual payments or other obligations by any of the Seller Group is less than $10,000 per annum). The consents listed on Schedule 3.5(ii) shall each be deemed a “Required Consent” and collectively, the “Required Consents”. Subject to Section 6.10, as of the Closing, all of the Required Consents shall have been duly and validly obtained, shall be in full force and effect, not been withdrawn, and be enforceable in accordance with their terms. For the avoidance of doubt, this Section 3.5 is not intended to apply to Licenses.

3.6 Non-Contravention. Neither the execution and the delivery of this Agreement and the Transaction Documents to which any of the Seller Group is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Law to which any of the Seller Group is subject; (ii) contravene any provision of any of the organizational documents of any of the Seller Group; (iii) with or without the giving of notice or the lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which any of the Seller Group is a party or by which it is bound or to which the Business’ assets are subject, other than with respect to the Required Consents; or (iv) result in the creation or imposition of any Lien on the Business or any of the Seller Group’s Assets except for any such conflicts, violations, breaches or defaults or other occurrences that would not result in a material loss.

3.7 Financial Statements.

(a) Schedule 3.7 contains the Financial Statements. The Financial Statements have been prepared from the books and records of the Seller Group, but with respect to the US Business, modified to reflect that portion of the Seller’s assets and activities that comprise the US Business, and are otherwise in accordance with, the books and records of the Seller, which books and records have been maintained on a basis consistent with the past practice of the Seller. The balance sheets or other asset and liability listings included in the Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial position of the Business as of the date of such balance sheets or other asset and liability listings, and the statements of income included in the Financial Statements (including the related notes and schedules) fairly presents, in all material respects, the results of operations of the Business for the periods set forth therein, except as may be indicated in the notes thereof and except, in the case of Interim Financial Statements (which are the materials described in (i)(b) of the defined term “Financial Statements”), to normal and recurring year-end adjustments and the absence of notes. While Seller does not represent and warrant that the Financial Statements are GAAP financial statements, Seller does represent they have generally been prepared on a basis not inconsistent with the policies, practice and procedures of the Seller, which does prepare its financial statements in accordance with GAAP. Since December 31, 2011, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Seller Group. The Seller Group maintains accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded accurately and consistent with past practice, and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) To the knowledge of Seller, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.

(c) The Accounts Receivable of KTC and of Seller with respect to the Business, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements or the Statement of Working Capital, are bona fide receivables, arose out of arms’ length transactions in the normal and usual practices of the Seller Group. To the Seller’s knowledge: (i) no facts or circumstances exist which would cause any of such accounts receivable to have to be written down or written off in excess of the allowance for doubtful accounts set forth in the Financial Statements or Statement of Working Capital, and (ii) none of the Seller Group has discounted or sold such accounts receivable or any portion thereof.

(d) As of the Closing, Taiwan Owner shall have no Liabilities of any nature and its sole asset shall be all the shares of KTC held by Seller as of the date hereof.

(e) None of the Seller Group, are party to any lease or similar transaction or obligation that under GAAP would properly be characterized as a capital lease, which alone or in aggregate provide for an annual payment obligation by the Seller Group in excess of Ten Thousand Dollars ($10,000).

3.8 No Undisclosed Liabilities. To the Knowledge of the Seller, except as set forth on Schedule 3.8, there are no Liabilities of the Seller Group of any kind whatsoever, other than Liabilities incurred in the ordinary course of business consistent with past practices or reflected or reserved against in the Financial Statements or the Final Statement of Working Capital.

3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since September 30, 2012, and up to and including the Closing Date, each of the Seller Group have conducted the Business, in all material respects, in the ordinary course consistent with past practices and in connection with the Business has not:

(a) Suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

(b) Sold or transferred any material portion of its assets or any material portion of the interests in such portion, except in the ordinary course of business;

(c) Made any material change in the nature of its business or operations;

(d) Incurred any material Liabilities other than in the ordinary course of business;

(e) Amended or changed the Taiwan Owner’s or KTC’s Charter (or comparable organizational documents);

(f) Created, incurred or assumed any Indebtedness or guaranteed any such Indebtedness except trade accounts payable incurred in the ordinary course of business consistent with past practices;

(g) Changed its accounting methods, principles or practices;

(h) Declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any shares of capital stock or other ownership interests other than in the ordinary course of business consistent with past practices;

(i) Released, compromised or canceled any debts owed to it or claims against others;

(j) Delayed or postponed payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practices or obtained or attempted to obtain payment of any notes or accounts receivable owed to it prior to the due date thereof;

(k) Entered into or modified any Contract with any of the directors, officers, stockholders or affiliates of KTC;

(l) Changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any Employment Agreement with, any Person, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice, other than bonuses paid to employees of KTC;

(m) Merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(n) Entered into, accelerated, terminated, modified or canceled any Contract of the type required to be disclosed pursuant to Section 3.14 or received notice that any other Person intends to accelerate, terminate, modify or cancel any such Contract;

(o) Entered into any Contract to take any of the actions referred to in clauses (b) through (n); or

(p) Suffered any adverse change with respect to its business or financial condition which has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller Group or the Business.

3.10 Assets of the Business. Except as set forth on Schedule 3.10, the assets conveyed directly or indirectly (by way of the equity in Taiwan Owner) hereunder, whether real, personal or mixed and whether tangible or intangible, and which are comprised of the Assets and the property and assets of KTC (collectively, the “Business Assets”) constitute all of the assets used or reasonably necessary for the operation of the Business as it has been operated by the Seller Group during the twelve-month period prior to the Closing and the Seller Group has the right to use the Business Assets in the manner in which they are currently being used. The Seller Group has, and immediately following Closing, the Buyer and its Affiliates will have, good, marketable and valid title to, a valid leasehold in or a valid license or right to use, all of the Business Assets, free and clear of all Liens (other than Permitted Liens). All retention and other payments with respect to the equipment recently provided to the Business by VEECO have been paid in full. Schedule 3.10 lists all equipment or personal property of Seller with a value in excess of $1,000 that Seller will remove from the Leased Real Property around the time of or after the Closing.

3.11 Properties.

(a) The Seller does not own any real property used in the US Business. Seller leases or subleases all real property used in its business as now conducted and proposed to be conducted. Schedule 3.11(a) describes all real property leased or subleased by the Seller with respect to the US Business (the “Leased Real Property”), specifying the name of the lessor, the lease term and basic annual rent.

(b) With respect to the real property described as set forth on Schedule 3.11(b), together with all structures, improvements and fixtures located thereon and all rights and interests appurtenant thereto (the “Owned Real Property”), KTC is the legal and registered owner. With respect to the Owned Real Property: (A) KTC has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (B) other than the right of Buyer pursuant to this Agreement, there are no outstanding agreements, options, rights of first offer or rights of first refusal to sell such Owned Real Property or any portion thereof or interest therein.

(c) Neither the Taiwan Owner nor KTC, nor Seller with respect to the US Business is a party to any agreement or option to purchase any real property or interest therein.

(d) Schedule 3.11(d) describes all real property, personal property leased or subleased by the Seller Group for which annual lease payments exceed $10,000, including but not limited to the land on which the Owned Real Property locates, machinery, equipment, furniture, vehicles, and other trade fixtures and fixed assets, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. All leases of real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material breach by the Seller or KTC or any event known to the Seller that with notice or lapse of time or both, would constitute a material default.

3.12 Taxes. Except as set forth on Schedule 3.12:

(a) The Seller, KTC and the Taiwan Owner have each in accordance with all applicable Laws filed all Tax Returns which are required to be filed by it, and has paid, or made adequate provision in the Closing and Final Statement of Working Capital for the payment of, all Taxes which have or may become due and payable by it (whether or not shown on any Tax Return) related to the Business. All such Tax Returns are correct and complete and accurately reflect the liability for Taxes for the periods covered thereby. True and complete copies of all such Tax Returns of KTC or the Taiwan Owner for each of the three (3) Tax years ending prior to the date of this Agreement have been delivered to the Buyer. No claim has ever been made to Seller, the Business, KTC or the Taiwan Owner in writing by any Taxing Authority in a jurisdiction where the Business, KTC or the Taiwan Owner does not file Tax Returns that the Business, KTC and the Taiwan Owner is or may be subject to taxation by that jurisdiction. Neither the Business nor KTC nor the Taiwan Owner has received a request to file a Tax Return from a Taxing Authority in a jurisdiction where it does not file Tax Returns.

(b) Neither KTC nor the Taiwan Owner, has agreed to any extension or waiver of the statute of limitations applicable to any of its Tax Returns which extension or waiver has not expired.

(c) Neither KTC nor the Taiwan Owner is a party to any Tax allocation, sharing or indemnification agreement, excluding agreements entered into in the ordinary course of business the principal purpose of which is to address matters other than Tax matters.

(d) There are no Liens for unpaid but past due Taxes on the assets of the Business, KTC or the Taiwan Owner.

(e) Neither KTC nor the Taiwan Owner, nor the Seller with respect to state or local Tax Returns related to the US Business, has received any notice of assessment or proposed or threatened assessment in connection with any Tax or any Tax Return, and there are no Tax claims or Tax actions or, to the Knowledge of the Seller, Tax examinations of KTC or the Taiwan Owner currently pending, asserted or, to the Knowledge of the Seller, threatened.

(f) The Business, KTC and the Taiwan Owner have each withheld and collected all Taxes required to have been withheld and collected and has paid over to the proper Taxing Authority all such Taxes in a timely manner.

(g) Schedule 3.12(g) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Business, KTC and the Taiwan Owner, and (ii) all of the jurisdictions that impose such Taxes and/or duty to file such Tax Returns taking into account the activities of the Business, KTC and the Taiwan Owner through the date hereof.

(h) Except as set forth on Schedule 3.12(h), neither the Business nor KTC nor the Taiwan Owner has a permanent establishment or other taxable presence in any country other than its country of residence, as determined pursuant to applicable law and any applicable Tax treaty or convention between the Business or KTC and the Taiwan Owner’s country of residence and such foreign country.

(i) Neither the Seller nor KTC is, nor has ever been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(j) Except as set forth on Schedule 3.12(j), neither KTC nor the Taiwan Owner (i) is, or has ever been, a member of an Affiliated Group (as defined in the Code) filing a consolidated return (other than a group the common parent of which was the Seller) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes or (ii) has any liability for Taxes of any Person (other than the Seller, KTC or the Taiwan Owner) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (excluding contracts entered into in the ordinary course of business the principal purpose of which is to address matters other than Tax matters), or otherwise.

(k) Neither KTC nor the Taiwan Owner has ever distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) The Taiwan Owner is and always has been since its formation, classified for U.S. federal income tax purposes as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3(b).

3.13 Litigation. Except as disclosed on Schedule 3.13, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against any of the Seller Group with respect to the ownership or operation of the Business before any Governmental Entity. No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against the Seller Group with respect to the operation of the Business before any Governmental Entity (including any of those set forth on Schedule 3.13), if finally determined adversely, is reasonably likely, individually or in the aggregate, to result in a material loss to the Business. None of the Seller Group are subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Business.

3.14 Material Contracts.

(a) Except for the Contracts disclosed on Schedule 3.14, as of the date of this Agreement, none of KTC nor Taiwan Owner, nor Seller with respect to the US Business is a party to or subject to any:

(i) Lease for real or personal property providing for annual payments by any of the Seller Group of, or pursuant to which in the last year any of the Seller Group paid, in the aggregate Fifty Thousand Dollars ($50,000) or more;

(ii) Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by any of the Seller Group of, or pursuant to which in the last year any of the Seller Group paid, in the aggregate Fifty Thousand Dollars ($50,000) or more;

(iii) Sales, distribution or other similar agreement providing for the sale by any of the Seller Group of materials, supplies, goods, services, equipment or other assets that provide for annual payments to any of the Seller Group of, or pursuant to which in the last year any of the Seller Group received, in the aggregate Fifty Thousand Dollars ($50,000) or more;

(iv) Partnership, joint venture or other similar Contract;

(v) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except any Contract relating to indebtedness incurred in the ordinary course of business in an amount not exceeding Fifty Thousand Dollars ($50,000);

(vi) Contract to which any of the Seller Group is a party granting the other party to such Contract or a third party “most favored nation” pricing;

(vii) Employment Agreement or consulting Contract that is not terminable “at will”;

(viii) Material license, technology transfer, franchise or other Contract in respect of any Business Intellectual Property;

(ix) Agency, dealer, sales representative or other similar Contract;

(x) Contract that limits the freedom of any of the Seller Group or any of its affiliates to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of its assets and that would so limit the freedom of the Buyer after the Closing Date;

(xi) Contract under which a third party would be entitled to receive or expand a license or any other right to any Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding, for this purpose, the Seller) as a result of the consummation of the transactions contemplated by this Agreement;

(xii) Contract with or for the benefit of any Interested Person; or

(xiii) Other Contract not made in the ordinary course of business that is material to the Business taken as a whole.

(b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.14(a) is a valid and binding agreement of the applicable member of the Seller Group, and is in full force and effect, and none of the Seller Group is, and to the Seller’s knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the Seller’s knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder except to the extent that any consents set forth in Schedule 3.5(i) of the Disclosure Schedules are not obtained. The Seller has provided Buyer with (or access to) complete and correct copies of each of the Contracts listed or referred to on Schedule 3.14.

(c) With respect to any Contract of Seller that relates in part to the Business and that is not a Purchased Contract, Schedule 3.14(c) lists: (i) the counterparty to such contract, (ii) the nature of services or product associated with such Contract.

3.15 Intellectual Property. Schedule 3.15 sets forth a complete and correct list and description of all the Intellectual Property owned by the Seller Group that is used in the Business, together with a complete list of all licenses granted to the Seller Group with respect to any of the Intellectual Property used in the Business (the “Business Intellectual Property”). The Business Intellectual Property constitutes all of the Intellectual Property used in the Business as conducted by the Seller Group during the 12 month period prior to the Closing. Except as set forth on Schedule 3.15, the members of the Seller Group, as applicable, have either sole and full right, title and interest to the Business Intellectual Property, free and clear of all Liens or a valid right to use the Business Intellectual Property. At the Closing, Buyer or its Affiliates shall own good and marketable title to free and clear of all Liens, or a valid right to use (free of any royalties or license payments other than as set forth in Contracts, true and complete copies of which that have been provided to Buyer), all of the Business Intellectual Property. All employees or independent contractors of the Seller Group who have developed any portion of the Business Intellectual Property have entered into invention assignment or other appropriate instruments to vest ownership of such work in the Seller or KTC. To the Knowledge of Seller Group, the Buyer may use, sell, assign, transfer, license and encumber all of the Business Intellectual Property after the Closing to the same extent as Seller Group had the right, power and authority to use, sell, assign, transfer, license and encumber them prior to the Closing, without Liens of third parties. To the Knowledge of the Seller, neither the Seller or KTC is violating, infringing, diluting or misappropriating and has not violated, infringed, diluted or misappropriated the rights or property of any other Person in any Intellectual Property. Seller is not in receipt of any notice of any violation of any such third party Intellectual Property. To the Knowledge of the Seller, no Person is violating, infringing, diluting or misappropriating any right, title or interest of the Seller or KTC with respect to the Business Intellectual Property.

3.16 Business Products; Warranties; Defects; Liabilities.

(a) All of the categories of material products and services that are (or were) owned, created, designed, developed, manufactured, marketed, distributed, licensed or sold (whether in existence or in development) by or on behalf of the Seller Group since January 1, 2012, and which relate to the Business are set forth on Schedule 3.16(a) (hereinafter referred to collectively as the “Business Products” and individually as a “Business Product”).

(b) Except as set forth in Schedule 3.16(b), each of the Business Products was in material conformity with the specifications for such Business Product, all applicable contractual commitments and all applicable express and implied warranties at the time of such manufacture, sale, license, lease or delivery except for such non-conformities (i) as only require replacement or repair (or, in the case of services, re-performance) in the ordinary course of business consistent with past practice, (ii) for which (and to the extent) there is a reserve set forth on the Financial Statement or Statement of Working Capital, or (iii) except as the parties may have otherwise agreed herein. Except as set forth on Schedule 3.16(b), none of the Seller Group has any material Liability (and to the Seller’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller Group giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith except Liabilities (i) for replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice, or (ii) for which (and to the extent) there is a reserve set forth on the Financial Statements or Statement of Working Capital. No Business Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 3.16(b) includes a copy of the standard terms and conditions of sale, license, or lease for each of the Business Products.

3.17 Insurance Coverage. Schedule 3.17 contains a complete list of all third-party insurance policies (including “self-insurance” programs) currently maintained by KTC, or by the Seller that relates to the Business (collectively, the “Insurance Policies”). Schedule 3.17 also lists all claims that relate to or arise from the operation of the Business made under the Insurance Policies during the three (3) year period prior to the date hereof. The Insurance

Policies are in full force and effect, KTC is not in default in any material respect under any Insurance Policy to which it is a party, and no claim for coverage under any Insurance Policy, other than contested claims under the Seller’s or KTC’s workers’ compensation policies or subject to any Employee Benefit Plans, has been denied during the past two (2) years. None of the Seller Group has received any written notice of cancellation or intent to cancel with respect to the Insurance Policies.

3.18 Compliance with Laws.

(a) The Seller Group is (and has been at all times during the past three (3) years) in compliance with all Laws (including applicable Laws relating to zoning and the safety and health of employees) applicable to the Business, the failure of which to be in compliance could result in a material loss to the Business. None of the Seller Group has been (a) charged with, and has received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, is otherwise now under investigation with respect to, a violation of any Law applicable to the Business and (b) a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity applicable to the Business.

(b) All Licenses (i) pursuant to which the Seller Group currently operates or holds any interest in its properties, or (ii) which are required for the operation of the Business as currently conducted, has been issued or granted to the Seller Group, and all such Licenses are in full force and effect and constitute all Licenses required to permit the Seller Group to operate or conduct the Business as it is currently conducted and hold any interest in its properties or assets except where the failure to have, or the suspension or cancellation of, any of the Licenses would not, individually or in the aggregate, reasonably be expected to result in a material loss. Schedule 3.18(b) contains a complete and accurate list of all material Licenses necessary to conduct the Business.

No representation or warranty is made in this Section 3.18 with respect to taxes, ERISA, or foreign corrupt practices/anti-corruption matters, which are covered exclusively by Sections 3.12, 3.19, 3.25 and 3.27, respectively.

3.19 Employee Benefit Plans. Each Employee Plan offered by the Seller is listed on Schedule 3.19. With respect to each Employee Plan identified on Schedule 3.19:

(a) Except as would not reasonably be expected to result in a material loss, each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case in all material respects; there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against such Seller Employee Plan or the Seller or, to the Knowledge of the Seller against any fiduciary of such Employee Plan; there is no pending or, to the Knowledge of the Seller, threatened proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority;

(b) Except as would not reasonably be expected to result in a material loss, no member of the Controlled Group, or to the Knowledge of Seller no fiduciary of such Employee Plan or administrator of such Employee Plan, has taken any action, or failed to take any action, which action or failure could subject the Seller Group, to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Employee Plan;

(c) To the Knowledge of Seller, each Employee Plan is in compliance with applicable requirements imposed by Law. A copy of the most recent determination letter from the IRS (or an opinion letter issued to the prototype sponsor of the plan on which the Seller is entitled to rely) regarding such the qualified status for each 401(a) qualified plan has been delivered to the Buyer;

(d) Neither the Seller nor any Subsidiary nor any of their ERISA Affiliates maintains or contributes and has ever maintained or contributed to or otherwise participated in a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code, or is or has been a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code;

(e) Each Employee Plan does not (i) provide for non terminable or non alterable benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law (herein collectively referred to as “COBRA”);

(f) Full and timely payment has been made of all material amounts which the Seller, or any of its Subsidiaries or any of their ERISA Affiliates is required, under applicable law or under any Employee Plan, to have paid as a contribution;

(g) Except as set forth on Schedule 3.19(g), the consummation of the transactions contemplated by this Agreement will not, solely in and of itself, (i) entitle any current or former employee or officer of the Business to severance pay, unemployment compensation (excluding those persons who are not Transferred Employees) or any other payment, (ii) accelerate the time of payment or vesting of the benefits of any such employee or officer under the Employee Plan, (iii) increase the amount of compensation due any such employee or officer, or (iv) except as specifically set forth herein, directly or indirectly cause the Seller Group to transfer or set aside any assets to fund or otherwise provide for the benefits under the Employee Plan for any current or former employee or officer of the Business;

(h) KTC does not provide for the benefit of its employees any health care insurance, retirement savings or other retirement benefit plan other than (i) those offered or mandated by applicable Governmental Authorities and (ii) a group insurance plan.

(i) The Seller has delivered or made available to the Buyer with respect to each Employee Plan complete and accurate copies of (i) all written documents comprising such Employee Plan and (ii) the summary plan description currently in effect and all material modifications thereto, if any, for each such Employee Plan.

3.20 Employees and Independent Contractors.

(a) Schedule 3.20(a) contains an accurate and complete list of each current employee of the Seller with respect to the Business and of KTC and (i) their titles or positions; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (iv) their last compensation changes and the dates on which such changes were made; (v) any non-standard bonus, commission or incentive plans or agreements for or with them; (vi) any outstanding loans or advances made by or to them and (vii) lists any verbal or written Employment Agreements which impacts or establishes the terms of employment of those persons.

(b) Schedule 3.20(b) also contains an accurate and complete list of all sales representatives and independent contractors for whom the Business has paid more than $20,000 in the prior 12 months and (i) their address; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress. Except as set forth on Schedule 3.20(b), each contract with an independent contractor may be terminated by the Seller Group with no advance notice.

(c) The persons listed on Schedule 3.20(a) and Schedule 3.20(b) include all the persons who are employed by Seller or retained by Seller as independent contractors who performed services solely on behalf of the Business. Schedule 3.20(c) lists (i) all persons who are employed by, or otherwise retained as independent contractors by, Seller or its Affiliates who performed services in part for the Business and in part for other activities of Seller and who are not Potential Transferred Employees, (ii) the nature of services provided to the Business and (iii) an approximation of the percentage of their annual work time devoted to the Business.

(d) Except for any limitations of general application which may be imposed under applicable employment Laws, the Seller and KTC each has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.

(e) Each of the Seller Group are, and for the past three (3) years have been, in material compliance with all Laws relating to employment and employment practices, in the case of Seller to the extent related to the Business. There is no unfair labor practice charge or complaint against any member of the Seller Group pending before the National Labor Relations Board (or a foreign or state equivalent) nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the Business, (iii) there is no labor strike, slowdown or work stoppage pending against any member of the Seller Group and (iv) there is no charge or complaint pending against any member of the Seller Group before the Equal Employment Opportunity Commission or any Governmental Authority responsible for the prevention of unlawful employment practices, in each case with respect to the Seller to the extent related to the Business. None of the Seller Group has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to the Seller Group or the Business, and, to the Knowledge of the Seller, no such investigation is in progress, in the case of Seller to the extent related to the Business. To the Knowledge of the Seller, no such Employee is a party to any agreement that restricts the right of such employee to engage in any type of business

(f) Except as disclosed on Schedule 3.20(f), no legal proceedings, charges, complaints or similar actions are pending against the Seller Group under any national, federal, state, provincial or local laws with respect to the employment relationship of any Employee of the Seller Group (in the case of Seller to the extent related to the Business) including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended, Age Discrimination in Employment Act or Americans with Disabilities Act (or similar state or local laws prohibiting discrimination because of race, sex, disability, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state or common laws with respect to tortious conduct, including, without limitation, sexual harassment, slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery or loss of consortium; (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; (vi) the National Labor Relations Act, as well as any similar state laws or regulations; or (vii) the Immigration Reform and Control Act; and to the Knowledge of the Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations. None of the Seller Group is subject to any settlement or consent decree with any present or former employee, employee representative or any Government Authority relating to claims of discrimination or other claims in respect to employment practices and policies, and no Government Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Seller Group, in the case of Seller to the extent related to the Business.

(g) The Seller has delivered or made available to the Buyer accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by any of the Seller Group currently in effect relating to the employment of the current and former employees of the Seller Group, in the case of Seller to the extent related to the Business.

(h) None of the Seller Group has been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Seller Group, in the case of Seller to the extent related to the Business.

(i) None of the Seller Group has experienced any labor problem that was or is material to it, in the case of Seller with respect to the Business. To the Knowledge of the Seller, all relations with employees of the Seller Group are currently on a good and normal basis, in the case of Seller to the extent related to the Business.

(j) None of the Seller Group has taken any action that has triggered rights in favor of any person under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, in the case of Seller to the extent related to the Business.

(k) To the Knowledge of the Seller: (i) no current Employee of the Seller Group has received an offer to join a business that may be competitive with the Business; and (ii) no Employee of the Seller Group is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on (a) the performance by such employee of any of his duties or responsibilities as an employee (b) otherwise on the Seller Group, in the case of Seller to the extent related to the Business.

(l) Except as set forth on Schedule 3.20(i), no Employee of the Seller Group having an annual salary of One Hundred Thousand Dollars or more has provided notice to the Seller Group of his or her intention to terminate his or her employment, in the case of Seller to the extent related to the Business.

3.21 Customers and Suppliers. Except as set forth on Schedule 3.21, none of the Seller Group has received written notice from and is not otherwise aware that (i) any customer (or group of customers under common Control) who or which is material to the Business has stopped or intends to stop purchasing the products or services of the Seller Group or (ii) any supplier (or group of suppliers under common Control) that accounted for a material percentage of the aggregate supplies purchased by the Seller Group during the past eighteen (18) months has stopped or intends to stop supplying products or services to the Seller Group. The Seller has provided (or made available to) Buyer with customer forecasts from the top three external customers of the Business.

3.22 Minute Books and Corporate Records. The minute and record books of the Taiwan Owner and KTC contain complete and accurate minutes of all material meetings of, and copies of the current bylaws and material resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Taiwan Owner or KTC, as applicable, since the respective dates of incorporation. To the Knowledge of the Seller, all such meetings were duly called and held and all the bylaws and resolutions were duly passed or enacted. The share certificate books, registers of stockholders, registers of transfers, registers of directors, registers of holders of debt instruments and other corporate registers or other records of the Taiwan Owner and KTC, as applicable, comply with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.23 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of any member of the Seller Group, or otherwise related to the Business, from any Governmental Authority, and, to the Knowledge of the Seller, no basis exists for any Governmental Authority to seek payment or repayment from any of the Seller Group of any amount or benefit received, or to seek performance of any obligation of the Seller Group, under any such program, in the case of Seller to the extent related to the Business.

3.24 Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Schedule 3.24, there are no current loans, leases, royalty agreements or other continuing transactions between the Seller Group and any officer, director or stockholder of the Seller Group or such person’s Affiliates (“Interested Person”) other than in the ordinary course of business. Except as set forth on Schedule 3.24, no Interested Person (i) has any direct or indirect interest in any entity that does business with the Seller Group, in the case of Seller to the extent related to the Business (other than equity ownership in KTC by Seller and its

Affiliates), or (ii) has any direct or indirect interest in any property, asset or right that is used by the Seller Group in the conduct of the Business. No Interested Person has any Contractual relationship (including that of creditor or debtor) with the Seller Group other than such relationships as result solely from being an employee, officer, director or stockholder of the Seller Group.

3.25 Environmental Matters. Except as set forth on Schedule 3.25, the Seller Group is or has, during the prior three (3) years, complied in all material respects with all Laws intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”), in the case of Seller to the extent related to the Business. Except as set forth on Schedule 3.25, the Seller has no knowledge of any environmental investigation or study, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of waste which is regulated by Environmental Laws or has been conducted in the last three (3) years(“Hazardous Materials”) at any location at which the Business is currently conducted. None of the Seller Group has any material Environmental Liabilities, nor to the Seller’s knowledge are there any facts, events or circumstances that could reasonably give rise to any material Environmental Liability, in the case of Seller to the extent related to the Business. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Seller Group or the Business, or any real property at any time owned, operated or leased by the Seller Group, within the past three (3) years whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date, in the case of Seller to the extent related to the Business.

3.26 Inventory. The Inventory consists of a quality and quantity usable and salable in the ordinary course of business, except for items of below standard quality, all of which have been written off or written down to net realizable value in the Statement of Working Capital or in the accounting records of the Seller Group as of the Closing Date, as the case may be. Schedule 3.26 provides an estimate of all inventory (including raw materials, work in process and finished goods) of the Business as of the Closing. The Inventory has been priced at the lower of cost or market value using the “first-in, first-out” or “specific identification” method. The inventory levels maintained by the Seller Group have, in the past, been adequate for the conduct of the Business in the ordinary course at its current level.

3.27 Foreign Corrupt Practices Act/Anticorruption. To the knowledge of Seller, none of the Seller Group, or any director, officer, employee, agent, or other third party acting on behalf of the Seller Group, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses, and gifts), directly or indirectly to a foreign government official, as defined by the Foreign Corrupt Practices Act (“FCPA”), a foreign political party or candidate, individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (a) obtaining or retaining business, (b) influencing any act or decision of a foreign government official in their official capacity; (c) inducing a foreign government official to do or omit to do any act in violation of their lawful duties (d) directing business to another, or (e) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws. To the knowledge of Seller, none of the Seller Group, or any director, officer, employee, agent, or other third party acting on behalf of the Seller Group has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any company documents. To the knowledge of Seller, the Seller Group has additionally not made any provisions to any person (including, but not limited to, foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, or kickback. Each of the Seller Group maintain sufficient internal controls and compliance programs to detect and prevent violations of anticorruption laws (including, but not limited to, the FCPA), ensure its books and records are accurately maintained, and track any payments made to third parties and foreign government officials. None of the above stated parties have taken any action, directly or indirectly, that has resulted in a violation of the FCPA, would cause the Seller Group to violate the FCPA in the future, nor have they conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA.

3.28 Bank Accounts; Powers of Attorney.

(a) Schedule 3.28(a) sets the account information of the primary operating account utilized by Seller for the US Business (the “Bank Account”), including (a) the location and account number of such account, (b) the names of all Persons authorized to take action with respect to such account or who have access thereto.

(b) Schedule 3.28(b) sets the account information of (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of KTC including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, and (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto.

(c) Schedule 3.28(c) sets forth the names of all Persons holding general or special powers of attorney from the Seller Group, and a summary statement of the terms thereof, in the case of Seller to the extent related to the Business.

3.29 Complete Copies of Materials. Subject to Section 5.8, the Seller has made available true and complete copies of (i) each document (or summaries of same) that has been requested by Buyer or its counsel and (ii) all Contracts and other documents required to be set forth (whether or not disclosed) on the Disclosure Schedules.

3.30 Representations Complete. To the Knowledge of the Sellers, the schedules and exhibits furnished to the Buyer pursuant hereto or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby are and will be complete and accurate. To the Knowledge of the Sellers, no representation or warranty by the Seller contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Seller to the Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement contained herein or therein not misleading.

3.31 Finders’ Fees. Except as set forth on Schedule 3.31, there is no investment banker, broker, finder, employee of the Seller Group or other intermediary that has been retained by, is authorized to act on behalf of the Seller Group or who might otherwise be entitled to any fee or commission from the Buyer, the Seller Group or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller further represents and warrants to the Buyer as follows:

4.1 Power and Authority. Seller has full power and authority or capacity (including all corporate or other entity power and authority) to execute and deliver this Agreement and to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein.

4.2 Authorization; Execution. The execution, delivery and performance by the Seller of this Agreement and each of the Transaction Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby are within the Seller’s power and have been duly authorized by all necessary action on the part of the Seller. Each of this Agreement and each Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to Laws affecting creditors rights generally and the discretion of the courts with respect to the enforcement of equitable remedies (regardless of whether considered in a proceeding in equity or law).

4.3 Title. Seller (i) is the record and beneficial owner of all the outstanding equity interests of Taiwan Owner; (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of such equity interests; (iii) is not a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of such equity interests (other than this Agreement); (iv) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement; and (v) has good and valid title to such equity interests, free and clear of all Liens.

4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation, bylaws or similar organizational document of Seller, (ii) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, instrument or other arrangement to which Seller is a party, except to the extent that any consents set forth in Schedule 3.5 of the Disclosure Schedule are not obtained, or (iii) violate any Law applicable to Seller or any of its properties or assets, except for any such violation that would not have a Material Adverse Effect on the Business.

(b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to result in a material loss or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

No representation or warranty is made in this Section 4.4 with respect to Licenses, which are covered exclusively by Section 3.18(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER’S PARENT

The Buyer and the Buyer’s Parent hereby represent and warrant to the Seller that:

5.1 Existence; Power and Authority. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, and to perform its obligations hereunder and thereunder.

5.2 Authorization; Execution. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents, and the consummation by the Buyer of the transactions contemplated hereby and thereby are within the Buyer’s power and have been duly authorized by all necessary action on the part of the Buyer. Each of this Agreement and each Transaction Document to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to Laws affecting creditors rights generally and the discretion of the courts with respect to the enforcement of equitable remedies.

5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter, bylaws or other organizational documents of the Buyer or (ii) contravene or conflict with any provision of any Law, judgment, injunction, order or decree binding upon or applicable to the Buyer; (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

(b) Neither the Buyer nor Buyer’s Parent is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to result in a material loss to Buyer or (iii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

5.4 Financing. The Buyer shall have at the Closing sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents. The Buyer has provided the Seller with accurate and complete copies of commitment letters or other materials satisfactory to the Seller evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

5.6 Investment Intent. The Buyer is acquiring the equity interests in Taiwan Owner for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that such equity interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the such equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.7 Buyer’s and Buyer’s Parent Investigation and Reliance. The Buyer and Buyer’s Parent are sophisticated purchasers and have made their own investigation, review and analysis regarding the Business and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors that it has engaged for such purpose. The Buyer and Buyer’s Parent are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or its Affiliates or representatives, except as expressly set forth in Article III and IV and the Disclosure Schedules, and acknowledge that the Seller Group disclaims any such other representations and warranties. Neither the Seller nor any of its Affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business. The Buyer and Buyer’s Parent acknowledge that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the tangible assets comprising the Assets (or Assets as held by KTC) without any representation or warranty as to merchantability or fitness for any particular purpose with respect to such tangible assets, on an “as is” and “where is” basis, except as expressly set forth in Article III and IV and the Disclosure Schedules. The Buyer and Buyer’s Parent have no Knowledge that any of the representations or warranties made by the Seller as of the date hereof are untrue, incomplete or inaccurate. Nothing in this Section 5.7 is intended to modify or limit any of the representations or warranties of the Seller set forth in this Agreement.

5.8 English Translations. Buyer and Buyer’s Parent acknowledge that certain documents relating to KTC have been provided as English translations of non-English original documents and agree that none of the Seller Group have made any representation as to the accuracy of such translated documents.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of the Business. During the period from the Effective Date to the Closing Date, the Seller will conduct, and will cause the other members of the Seller Group to conduct, the Business only in the ordinary course and consistent with past practice in all material respects. During such period, the Seller, will use, and will cause the other members of the Seller Group to use, their respective commercially reasonable efforts (in the ordinary course of business consistent with past practice) to preserve intact its business organizations, keep available the present services of its employees and independent sales contractors, and preserve the goodwill of its customers and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, the Seller agrees that from the date hereof to the Closing Date, except as otherwise consented to or approved by the Buyer in writing (which consent shall not be unreasonably withheld) or as permitted or required by this Agreement or as required by Law, it will not, nor will it permit any other member of the Seller Group to:

(a) Change the number of shares of the Taiwan Owner’s or KTC’s authorized or issued capital stock or equity interests or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to such authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of such capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of such capital stock or equity interests, or redeem or otherwise acquire any shares of such capital stock or equity interests, except with respect to any outstanding equity interests in KTC, such transactions as are necessary to cause KTC to become a wholly-owned subsidiary of the Taiwan Owner after the Closing.

(b) Other than as specifically contemplated by this Agreement, grant any severance or termination pay to or enter into (except as contemplated in this Agreement) or amend any employment agreement with, or increase the amount of payments, fees or other benefits to, any of the Business’ employees, officers or directors as required by Law or existing contract and other than salary increases and bonus payments to employees consistent with past increases and past bonuses.

(c) Amend or propose to amend any provision of the Taiwan Owner’s or KTC’s Charter (other than as contemplated by this Agreement); or, as applicable, split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or equity interests, or enter into any transaction that has the effect of providing any benefit to the Seller or their Affiliates or family members.

(d) Enter into any transaction which would have a Material Adverse Effect on the transactions contemplated by this Agreement or the financial condition of the Business, or the Seller Group.

(e) Take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied.

6.2 No Solicitation. Until the the Closing Date, none of the Seller Group shall, directly or indirectly, through any representative, agent or otherwise, solicit or entertain offers from, negotiate with or encourage or discuss any proposal of any other person relating to the acquisition of the Business, the outstanding equity of Taiwan Owner or KTC, its assets or business, in whole or in part, whether through initial public offering, direct purchase, license or otherwise, nor shall any such Person initiate, entertain, encourage or engage in any proposals or discussions related to debt or equity financing by or infusions of capital into the Seller Group, that would result in any pledge or lien against the Business’ or the KTC’s assets or the equity interest in the Taiwan Owner held by the Seller or the shares of capital stock of KTC held by the Taiwan Owner.

6.3 Current Information; Interim Events. Both parties hereto agree to confer regularly regarding the general status of the ongoing operations of the Business. If there is an event that occurs after this Agreement is signed, but prior to Closing that would be a breach of the representations and warranties of the Seller under Article III or Article IV or Buyer under Article V of this Agreement, then each party shall be required to notify the other party of that event. The impact of such notices on the parties rights hereunder shall be as set forth in Section 6.16. Notwithstanding anything to the contrary in this Agreement, the Seller Group shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided, in each such case Seller shall inform Buyer that it has determined not to share such information, the reasons therefor, and the nature of such withheld information to the extent permitted without otherwise jeopardizing the attorney-client privilege or violating any applicable law, duty or agreement.

6.4 Access to Properties and Records. Each of the Seller Group shall permit the Buyer reasonable access to the properties with respect to the Business, and shall disclose and make available all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest and which relate to the Seller (to the extent related to the Business), the Taiwan Owner or KTC, or otherwise related to the Business, in each case during normal business hours and upon reasonable notice. Neither party shall be required to provide access to or disclose information where such access or disclosure would jeopardize an attorney client privilege or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Following the Closing, Seller shall continue to make reasonably available to Buyer such records in Seller’s possession or control related to the Business that Buyer reasonably requests in order to satisfy Buyer’s regulatory, statutory, public disclosure or similar obligations.

6.5 Consents. The Seller will give (or as applicable, cause the Taiwan Owner or KTC to give) any notices to third parties, and will use its commercially reasonable efforts (or as applicable, cause the Taiwan Owner or KTC to use their respective commercially reasonable efforts) to obtain the Required Consents. Each of the parties hereto will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies that may be required to consummate the transactions contemplated herein in compliance with applicable laws. All filing fees and other charges for any and all required filings shall be borne by the parties as set forth in Section 2.12. Each of Buyer and Seller believe this transaction does not require any filing under the HSR Act.

6.6 Further Assurances; Contribution.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event a party hereto determines that a condition to its obligation to consummate this transaction cannot be, or is not likely to be, fulfilled on or prior to Closing and that it will not waive such condition, it will promptly notify the other party.

(b) Seller shall take all necessary and appropriate steps to cause all outstanding equity interests in KTC held by Seller to be contributed to Taiwan Owner.

6.7 Public Announcements, Confidentiality. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. Except as contemplated by this Agreement, no party hereto without the prior written consent of the other parties, shall disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than (i) to such party’s advisors provided that such advisors will be informed of the confidential nature of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement, or (ii) as required to comply with applicable Law, rule, regulation or listing agreement of either party hereto.

6.8 Employees.

(a) Transferred Employees and Independent Contractors.

(i) On the Closing Date, the Seller shall terminate all of its employees employed in connection with the US Business (for avoidance of doubt, other than those employed by KTC) effective as of the Closing. Except as otherwise provided in this Section 6.8, commencing on the Closing Date, the Buyer shall offer employment, on an “at will” basis, to substantially all of the employees of the Seller (exclusive of those employed by KTC) who are “actively at work” in the US Business on the Closing Date (“Potential Transferred Employees”). Buyer shall have the right to exclude up to 3 employees as Potential Transferred Employees by delivery to Seller of a list of such employees no later than two Business Days prior to Closing. Potential Transferred Employees who accept such offers are, as of the time they first perform services for the Buyer, referred to herein as the “Transferred Employees”. The Buyer shall have no obligation of any kind to offer employment to any employee of the Seller who is not a Potential Transferred Employee.

(ii) For purposes hereof, “actively at work” means: (a) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the three (3) months prior to the Closing Date; (b) any employee absent on the Closing Date due to the FMLA or similar state Laws; (c) any employee absent on the Closing Date due to maternity leave under the Seller’s applicable maternity leave policy; (d) any employee absent on the Closing Date due to military duty; (e) any employee absent on the Closing Date due to jury duty; and (f) any employee absent on the Closing Date due to vacation, or personal days consistent with the Seller’s applicable employment policies.

(b) Information. The Seller shall provide the Buyer all information relating to each Potential Transferred Employee as the Buyer may reasonably require in connection with its employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Buyer and such information shall be true and correct in all respects.

(c) Seller and Buyer Benefit Plans. Subsequent to the Closing the Transferred Employees shall be entitled to the benefits and coverages of such benefit plans, programs or arrangements (the “Replacement Plans”) as Buyer or its Affiliates may from time to time maintain providing benefits substantially comparable in aggregate to those offered similarly situated employees and others of Buyer and its Affiliates generally. To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any Replacement Plan, such Plan shall credit each Transferred Employee for service on or prior to the Closing Date that was recognized by the Seller for purposes of any comparable Employee Plan. In addition, any Replacement Plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) shall waive any pre-existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any Transferred Employee and their eligible dependents to the extent waived (or inapplicable) under the corresponding Employee Plan in which the applicable Transferred Employees participated immediately prior to the Closing Date and provide that any covered expenses incurred on or before the Closing Date but within the current plan year of the Replacement Plan by any Transferred Employee and their eligible dependents shall be taken into account by the Replacement Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions applicable for such plan year under the Replacement Plan. Buyer shall take such action or actions as may be necessary to enable each Transferred Employee to participate in a tax-qualified profit-sharing or savings plan incorporating a 401(k) feature (“Buyer’s 401(k) Plan”), with recognition of prior service to the extent provided herein and with effect immediately on and after the Closing Date. Buyer shall cause Buyer’s 401(k) Plan to accept as a direct rollover any distribution received by a Transferred Employee from Seller’s 401(k) plan which is made in cash or in the form of the distributee’s promissory note or notes. Buyer and Seller shall reasonably cooperate to facilitate any such direct rollovers of distributions to Transferred Employees from Seller’s 401(k) Plan as expeditiously as possible following the Closing.

(d) FMLA Information. Prior to the Closing, the Seller will provide the Buyer a list of (i) each employee related to the Business who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current leave year; (ii) each employee related to the Business who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; (iii) each employee related to the Business who has requested FMLA leave to begin after the Closing Date, a description of the leave requested and a copy of all notices provided to such employee regarding such leave.

(e) Vacation. All accrued vacation of the Transferred Employees shall be assumed by Buyer and Buyer shall credit all Transferred Employees for service time as of Closing on Buyer’s vacation policy. All vacation accruals assumed by Buyer shall be liabilities on the Final Working Capital Schedule.

(f) Communications. Neither the Seller nor any officer, director, employee, agent or representative of the Seller shall make any communication to employees of the Seller regarding any Buyer Benefit Plan or any compensation or benefits to be provided after the Closing Date without the advance approval of the Buyer.

6.9 Restrictive Covenants.

(a) Confidential Information. Except as may be required by law, rule or regulation, the Seller shall hold in confidence at all times following the date hereof all information it continues to hold with respect to the Business that is nonpublic, confidential, or proprietary information and related to the Business (“Confidential Information”). Confidential Information will not include any information related to the Business that: (i) is or becomes publicly available other than through acts of Seller in violation of this Agreement; or (ii) is rightfully received by the Seller from a third party without similar restriction from such party, and the disclosure of which by such third party does not constitute a violation of an obligation by such third party. If Seller is required by court order, subpoena or similar legal, regulatory or supervisory process to disclose any Confidential Information, Seller will give, to the extent practicable and permissible by applicable law or regulation, prompt notice thereof to Buyer to enable Buyer to seek a protective order or other relief or to grant its consent to the disclosure so required. If Buyer elects not to seek a protective order or upon consent from Buyer, Seller may disclose that portion, and only that portion, of the Confidential Information, which, in the advice of its legal counsel, it is compelled to disclose, and will exercise reasonable efforts to obtain assurance that the Confidential Information so disclosed will be treated confidentially.

(b) Noncompetition. The Seller hereby acknowledges that to protect adequately the interest of the Buyer in the business and goodwill of the Business, it is essential that any noncompetition covenant with respect thereto cover all of the Business on a worldwide basis (the “Territory”). The Seller together with its Affiliates, shall not, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the business of providing, distributing or selling within the Territory products competitive with those provided by the Business, or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, software development, research and development, administrative, financial, consulting or other nature) or lend money to any Person that provides, distributes or sells within the Territory products competitive with those provided by the Business other than with respect to the Seller’s minority passive investments in AWSC and WIN.

(c) Nonsolicitation. Other than members of the Board of Directors of Seller or of KTC, during the Noncompete Period, the Seller shall not, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, with respect to the Business (i) (x) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any Employee, (y) encourage any Person (other than the Buyer or one of its Affiliates) to recruit or solicit any Employee, or (z) hire any Employee, (ii) solicit any customer of the Business who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those provided by the Business or (iii) persuade or attempt to persuade any customer or supplier of the Buyer (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Buyer (or any of its Affiliates). If this Agreement is terminated prior to Closing, the Buyer will not, for a period of three years thereafter, without the prior written consent of the Seller, solicit (other than a solicitation by general advertisement) any person who is an employee of the Seller Group, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Seller Group. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.9(c) would be inadequate, and that the Seller Group would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Business, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Business.

(d) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 6.9 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or other Person subject to such restrictions, the provisions of this Section 6.9 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Person. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.9 and to apply the provisions of this Section 6.9 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.9 is determined not to be specifically enforceable, the Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Person subject to these restrictions. The time period during which the prohibitions set forth in this Section 6.9 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any Restricted Person violates such prohibitions in any respect.

(e) Use of Tradenames. Within thirty (30) days after the Closing, Seller shall cease all use of any trade names or trademarks comprising the Business Intellectual Property acquired directly or indirectly by Buyer hereunder.

(f) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.9 shall be inadequate and the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer might have hereunder.

6.10 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement or any Transaction Document to the contrary, this Agreement and the Transaction Document shall not constitute an agreement to transfer or assign any Contract, asset, permit, license, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which any member of the Seller Group is a party or by which it is bound, or in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset, permit, claim or right. The Seller shall use its commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer any transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. The Buyer agrees that the Seller Group shall not have any liability to the Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents or because of any circumstances resulting therefrom.

(b) If any such consent is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such transferred Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of the Seller thereunder so that the Buyer would not in fact receive all such rights or the Seller would forfeit or otherwise lose the benefit of rights that the Seller is entitled to retain, the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer. The Seller shall promptly pay to the Buyer when received all monies received by the Seller under such transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify and promptly pay the Seller for all liabilities of the Seller associated with such transferred Asset.

(c) The Seller shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to the Buyer of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Buyer, the Seller is (i) ordered to do so by a Governmental Entity of competent jurisdiction or (ii) otherwise required to do so by Law; provided that if any such order is appealable, the Seller shall, at the Buyer’s sole cost and expense, take such reasonable actions as are requested by the Buyer to file and pursue such appeal and to obtain a stay of such order. Nothing in this Agreement or the Assignment and Assumption Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Buyer of the Non-Assignable Contracts without the consent of the Buyer. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer within five (5) Business Days following receipt of such approval or consent.

6.11 Assignment of Permits & Licenses. The permits and licenses listed on Schedule 3.18(b) will be assigned to Buyer as part of the Assets. Certain of the permits and licenses may require governmental consent, notice or other authorization in connection with such assignment. Buyer and Seller agree that such consents, notices and authorizations will be handled on a post-Closing basis, and each of Buyer and Seller will reasonably cooperate to effect such follow-up consents, notices or other authorizations.

6.12 Indemnity Obligations. Following the Closing and ending on the sixth anniversary of the Closing Date, the Seller shall fulfill and honor the indemnification obligations of the Seller under (i) the Seller’s governing documents and (ii) the indemnification agreements with any current or former officer or director of the Seller set forth in Schedule 6.12, in each case, as in effect at the Seller on the date of this Agreement, for actions taken by any such person prior to the Closing. This Section 6.12 shall survive the Closing and shall be binding on the parties and their respective successors and assigns.

6.13 Confidentiality.

(a) Until the Closing, Buyer shall treat all non-public documents, materials and other information which Buyer shall have obtained regarding the Seller Group or their Affiliates or the Business during the course of the negotiations leading to the transactions contemplated hereby, the investigation of the Seller Group or their Affiliates or the Business, and the preparation of this Agreement, in accordance with the terms of the confidentiality agreement between Buyer and Seller, dated as of October 18, 2011 (the “Confidentiality Agreement”), and, in the event the transactions contemplated by this Agreement are not consummated, Buyer shall return or destroy all copies of non-public documents and materials which have been furnished in connection therewith in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time, notwithstanding anything to the contrary set forth therein, such Confidentiality Agreement shall terminate (and the Seller hereby waives the application of the Confidentiality Agreement to the extent necessary to effectuate such termination). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. However, nothing contained herein shall prohibit Buyer from using such documents, materials and other information in connection with any action brought or any claim asserted by a Seller Indemnified Party in respect of any breach of any representation, warranty or covenant made in or pursuant to the Transaction Documents.

(b) From and after the date hereof, whether or not the transactions contemplated by this Agreement are consummated, Seller shall, and shall cause its Affiliates and representatives to, treat in confidence, and not use or disclose (except to the extent Buyer consents or as required by applicable Law), all documents, materials and other information regarding Buyer or its Affiliates which are in such Persons’ possession or control, and in the event the transactions contemplated by this Agreement are not consummated, Seller shall, and shall cause its Affiliates and representatives to, return or destroy all such documents, materials and other information. If the transactions contemplated hereby are consummated, Seller shall, and shall cause its Affiliates and representatives to, treat in confidence, and not use or disclose, all documents, materials and other information relating to the Business, the Buyer or its Affiliates. However, nothing contained herein shall prohibit Seller from using such documents, materials and other information in connection with any action brought or any claim asserted by Buyer in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement or in connection with Tax Returns or fulfilling any obligation of the Seller under the Transaction Documents.

6.14 Cooperation Following the Closing. Following the Closing, each party shall deliver to the other party such further information and documents and shall execute and deliver to the other party such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other party the benefits hereof. Following the Closing, Seller may receive funds from customers of the Business or other constituencies arising from the results of operations following the Closing or included as part of the Assets comprising the Business. In such event Seller shall promptly, and in no event later than two Business Days, remit such funds to Buyer together with any communications or notices accompanying such funds. In addition, if Seller receives any formal notices or communications from customers or other persons with respect to the operations of the Business post-Closing, Seller shall forward such notices or communications to Buyer and shall exercise commercially reasonable efforts to provide such customers or persons with appropriate forwarding information.

6.15 Product Warranty/Return Claims in Excess of Reserve. The parties have agreed on a product warranty/return reserve of $150,000 in the Net Working Capital. If and to the extent Buyer experiences product warranty/return claims in excess of the foregoing threshold that arise from products shipped prior to the Closing Date, such claims shall be borne: (a) 100% by Seller if and to the extent such return or claim clearly arises from defective Epitaxy, (b) 100% by Buyer if and to the extent such return or claim is clearly not arising from defective Epitaxy, and (c) otherwise the parties shall discuss the matter and mutually resolve in good faith, but absent such resolution such returns or claims shall be borne 50% by Buyer and 50% by Seller.

6.16 Update of Disclosure Schedules; Knowledge of Breach. The Seller shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules and/or provide notice of events, facts or circumstances that may constitute a breach of representation, warranty or covenant, pursuant to the following provisions:

(a) If such supplement or notice relates to an event, fact or circumstance that occurred prior to execution of this Agreement, Buyer shall have the right to either (i) terminate this Agreement if such items constitute a Material Adverse Effect, or (ii) proceed to Closing and in connection therewith reserve all indemnity or other rights hereunder, unless Buyer had Knowledge of such event, fact or circumstance prior to execution of this Agreement, in which case Buyer shall have no indemnity rights hereunder with respect to any breach of which Buyer had Knowledge.

(b) If such supplement or notice relates to an event, fact or circumstance that occurred after execution of this Agreement, Buyer shall have the right to either (i) terminate this Agreement if such items constitute a Material Adverse Effect, or (ii) proceed to Closing and in connection therewith such supplement or notice shall be deemed to have cured any breach of representation or warranty, except such supplement or notice shall not constitute a waiver of remedies available to Buyer if such notice constitutes a breach by Seller of its covenants hereunder. Nothing in this Agreement, including this Section 6.15, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

6.17 Use of Kopin Name. Promptly after Closing, Buyer shall cease use of the name “Kopin” in connection with its ownership and operation of the Business; provided however: (a) Buyer shall not be required to remove or cleanse the “Kopin” name from internal records; (b) to the extent the name “Kopin” appears on purchase orders, inventory, billing statements or other third party correspondence generated prior to Closing, Buyer shall not be required to remove or cleanse such references; and (c) Buyer shall have up to 120 days following Closing to remove “Kopin” from the full legal name of KTC and from the domain name used by KTC.

6.18 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to (i) constitute a breach of representation or warranty by any party hereunder, including reasonable detail of such event; or (ii) result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

6.19 Taiwan Issues.

(a) Notwithstanding anything to the contrary in this Agreement, cash currently held by KTC in Taiwan in the amount of $            (the “Taiwan Cash”) shall remain held by KTC through the Closing and shall not be paid or distributed to Taiwan Owner or Seller. The Taiwan Cash shall be credited as a current asset on the Final Statement of Working Capital at the rate of $0.80 per dollar of Taiwan Cash.

(b) Per the Closing Statement of Working Capital, the related party receivable held by KTC against Seller equals $8,459,994, and the payable owed by KTC to Seller equals $2,004,880. Buyer hereby confirms that in connection with the transaction hereunder it shall assume Seller’s interest in such related party accounts. On an historical basis the KTC A/R should be approximately $500,000 above the associated related party payable, and as such satisfaction of these accounts at their current levels would result in approximately $6,000,000 in excess cash on deposit in KTC (the “Excess Cash”). Following Closing, Buyer and Seller shall endeavor in good faith to identify and implement the most tax efficient way to permit the distribution (whether by way of dividend, redemption, capital reduction or other payment mechanism) of the Excess Cash to Buyer. If, despite such efforts, Buyer’s election to clear such related party accounts and the ensuing distribution of Excess Cash results in Buyer being required to pay a withholding or other Tax in Taiwan arising from the distribution of such Excess Cash to a Taxing Authority, Seller shall reimburse and indemnify Buyer for the amount of such Tax at the time such Tax is remitted by Buyer to such Taxing Authority. All costs and expenses associated with efforts to identify, structure and implement any mechanism to eliminate or reduce any Tax arising from the distribution of the Excess Cash shall be borne by Seller. Any delay in such reimbursement shall accrue interest at the rate of 10% per annum, compounded monthly, from the date Buyer pays such Tax to the date Seller satisfies its reimbursement or indemnity obligation under this Section. Buyer shall not also be entitled to indemnity under Article VIII for any reimbursement made hereunder. The Dollar amounts set forth in this Section are from the Closing Statement of Working Capital and the actual amounts shall be as set forth in the Final Statement of Working Capital.

(c) In the event that Buyer is able to receive some or all of the Taiwan Cash without paying a Tax, the Buyer shall reimburse Seller the $0.20 per dollar reduction applied in Section 6.19(a) above with respect to the Taiwan Cash on the Final Statement of Working Capital.

ARTICLE VII

CLOSING CONDITIONS; TERMINATION

7.1 Conditions to the Obligations of the Buyer and Buyer’s Parent Under This Agreement. The obligations of the Buyer and Buyer’s Parent under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

(a) All of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be performed, complied with or satisfied by the Seller on or prior to the Closing Date shall have been duly performed, complied with or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by an executive officer of the Seller shall have been delivered to Buyer.

(b) Since the date of this Agreement there shall have been no Material Adverse Change in the overall financial condition, businesses or results of operations of the Business, or the Seller Group.

(c) Each of the deliveries to be made at Closing pursuant to Section 2.10 shall have been made.

(d) Buyer shall have received a certificate signed by the Secretary of the Seller which shall (i) certify the names of the officers of the Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Seller or any of their officers, together with the true signatures of such officers (ii) attach a copy of the certificate of incorporation of the Seller certified by the State of Delaware, (iii) certify a copy of the resolutions of the Board of Directors of the Seller evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby and (iv) attach a certificate of good standing for the Seller certified by the State of Delaware.

7.2 Conditions to the Obligations of the Seller Under This Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Seller:

(a) All of the representations and warranties of Buyer or Buyer’s Parent contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be performed, complied with or satisfied by Buyer or Buyer’s Parent on or prior to the Closing Date shall have been duly performed, complied with or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by an officer of Buyer and Buyer’s Parent shall have been delivered to the Seller.

(b) Seller shall have received a certificate signed by the Secretary of Buyer and Buyer’s Parent which shall (i) certify the names of the authorized signatories of Buyer and Buyer’s Parent authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Buyer and Buyer’s Parent or any of its representatives, together with the true signatures of such Persons and (ii) certify a copy of the consent of the Board of Directors of Buyer and Buyer’s Parent evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby.

(c) Since the date of this Agreement, there shall have been no Material Adverse Change in the overall financial condition, businesses or results of operations of the Buyer or Buyer’s Parent.

(d) Each of the deliveries under Section 2.6 shall have been made.

7.3 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By written consent of all the parties hereto;

(b) By (i) Seller if there shall have occurred a Material Adverse Change in the financial condition or business prospects of either Buyer or Buyer’s Parent and (ii) by Buyer and Buyer’s Parent if there shall have occurred a Material Adverse Change in the financial condition or business prospects of the Seller Group or the Business;

(c) By the Seller or the Buyer if the Closing Date has not occurred by January 31, 2013 (the “Outside Closing Date”) for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement;

(d) By the Seller, in the event any representation or warranty of the Buyer is determined to be false in a manner that would result in a Material Adverse Effect; provided, however, a failure of the Seller to so terminate this Agreement shall not constitute a waiver of any claim arising therefrom if such breach arises from facts, events or circumstances occurring prior to execution of this Agreement, but shall constitute a waiver of remedies if arising from facts, events or circumstances following execution of this Agreement unless caused by a breach by Buyer of its covenants hereunder;

(e) By the Buyer in the circumstances described in Section 6.16 above; or

(f) By either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

7.4 Specific Performance and Other Remedies. Each party hereby acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Notwithstanding the foregoing or anything to the contrary in this Agreement, if Buyer is unable to consummate the initial Closing of the transaction due to a lack of funds (i.e., a breach of its representation and warranty set forth in Section 5.4), Seller shall not be permitted to seek specific performance requiring Buyer to close, but shall be permitted to pursue such other damages and losses suffered by Seller arising hereunder pursuant to the provisions of Article VIII.

7.5 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.3, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its partners, officers, directors or Seller, except for obligations under Section 6.7 (Public Announcements), Section 7.4 (Specific Performance and Other Remedies), Section 10.4 (Notices), Section 10.5 (Waiver and Modification), Section 10.6 (Governing Law), Section 10.10 (Reformation), Section 10.11 (Dispute Resolution; Arbitration), Section 10.12 (Third Party Expenses), Section 10.14 (Amendment and Waiver), and this Section 7.5, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms. Each representation and warranty in this Agreement or in any certificate, schedule or other writing delivered pursuant hereto or in connection herewith, and the Buyer’s and Seller’s right to seek indemnity for any breach of same, shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except: (i) as to matters as to which an Indemnified Party has made a good faith claim for indemnity or given a good faith Notice of Claim on or prior to the eighteen (18) month anniversary of the Closing Date, and for Section 3.10 until the three (3) year anniversary of the Closing Date which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied; (ii) with respect to any misrepresentation or breach of warranty under Section 3.1 (Existence; Power and Authority), Section 3.3 (Subsidiary), Section 3.4 (Capitalization), Section 3.10 (Assets), Section 3.12 (Taxes), and Section 3.19 (Employee Benefit Plans), Section 4.1( Power and Authority), Section 4.2 (Authorization; Execution), Section 4.3 (Title) and Section 4.4(a)(i) or (iii), Section 5.1 (Existence; Power and Authority), or Section 5.2 (Authorization; Execution) and Section 5.3(a)(i) and (ii) (collectively, the “Surviving Representations and Warranties”); or (iii) any intentional misrepresentations, fraud or criminal matters, all of which items listed in (ii) or (iii) shall survive so long as the statute of limitations applicable to the matters set forth therein shall provide (giving effect to any waiver or extension thereof).

8.2 Indemnification by the Seller. Subject to the limitations contained herein, including without limitation the limitations set forth in Sections 6.10. 6.16, 8.5 and 8.6, the Seller hereby agrees to indemnify, defend and hold the Buyer and its Affiliates as an Indemnified Party (the “Buyer Indemnified Parties”) harmless from and against any and all damage, loss, liability, fine, penalty, diminution in value, cost or expense (including, without limitation, expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Losses” it being understood that in no event shall any “material” qualifier in a representation or warranty be applied to reduce the amount of Loss suffered by Buyer arising from a breach of such representation or warranty) incurred or suffered by any of them arising out of, relating to or based upon:

(a) any Specifically Excluded Liability;

(b) any breach of any representation or warranty made by the Seller in this Agreement or the Transaction Documents executed by Seller, whether such representation and warranty is made as of the date hereof or as of the Closing Date;

(c) any breach of any covenant, agreement or undertaking made by the Seller in this Agreement or the Transaction Documents executed by Seller;

(d) non-compliance by the Parties with any applicable bulk sales Law; or

(e) any matter set forth on Exhibit 8.2(e).

8.3 Indemnification by the Buyer and the Buyer’s Parent. Subject to the limitations contained herein, each of the Buyer and the Buyer’s Parent hereby agrees, jointly and severally, to indemnify, defend and hold the Seller harmless from and against Losses incurred or suffered by any of them arising out of, relating to or based upon:

(a) any breach of any representation or warranty made by the Buyers in this Agreement or the Transaction Documents executed by a Buyer, whether such representation and warranty is made as of the date hereof or as of the Closing Date, including, without limitation, losses resulting from Buyer’s breach of Section 5.4;

(b) any breach of any covenant, agreement or undertaking made by the Buyers in this Agreement or the Transaction Documents executed by a Buyer; and

(c) any Assumed Liability, including without limitation any claim made by the landlord of the Leased Real Property against Seller arising from events, facts or circumstances following the Closing.

8.4 Procedures.

(a) The party seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt notice (the “Notice of Claim”) to the indemnifying party (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought under this Article VIII describing in reasonable detail the facts giving rise to any claim of indemnification hereunder; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) If such Notice of Claim relates to a suit, action or proceeding by a third party (a “Third Party Claim”), the Indemnifying Party may upon written notice given to the Indemnified Party within thirty (30) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense or if the Indemnifying Party fails to give reasonable written assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend and/or provide indemnification as required hereby, the Indemnified Party shall have the right to control such defense. The party not controlling such defense may participate therein at its own expense. The Indemnified Party shall not be liable for expenses incurred after the Indemnifying Party assumes the defense of a third party claim as set forth herein; provided, however, that (i) if in the reasonable opinion of counsel for the Indemnified Party, the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnified Party and those of the Indemnifying Party with respect to such claim, or (ii) if the Indemnifying Party shall fail to assume responsibility for such defense, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Buyer reasonably determines that a third party claim would materially adversely affect the Buyer’s ability to conduct the Business after the Closing Date (including, for example, if the Buyer reasonably determines, in connection with any such third party claim, that the Buyer’s ability to conduct a material portion of the Business may be enjoined), then the Buyer may, by written notice to the Seller, assume the exclusive right to control, defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. In all such cases, the Indemnifying Party will have the right to participate, at Indemnifying Party’s expense, in the defense or settlement of such claim with counsel reasonably satisfactory to the Buyer. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. In any circumstance in which the Indemnified Party assumes the defense of any claim, the Indemnifying Party shall only be responsible for the costs and expenses of one counsel representing the interests of the Indemnified Party.

(c) The Indemnifying Party shall not agree to any settlement of any action, suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. For purposes hereof, the Indemnified Party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money by the Indemnifying Party shall be deemed to be reasonable.

(d) In the event that an Indemnified Party seeks indemnification for Losses pursuant to this Article VIII, the procedures in this subsection (d) shall also apply. Within ninety (90) days after delivery of a Notice of Claim, the Indemnifying Party shall provide to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party must either: (i) agree that some or all of the Losses claimed should be indemnified and, in the case of any Losses claimed and not so agreed to, contest such claimed amount, or (ii) contest all of the Losses claimed. The Indemnifying Party may contest such claimed amount of Losses only based upon a good faith belief that all or such portion of such claimed amount does not constitute Losses for which the Indemnified Party is entitled to indemnification hereunder. If no such Response Notice is delivered by the Indemnifying Party within such ninety (90)-day period, the Indemnifying Party shall be deemed to have agreed that all of the claimed amount should be indemnified. Any such amount agreed to, or so deemed to be agreed to, by the Indemnifying Party pursuant to clause (i) or (ii) of this subsection (d) or otherwise pursuant to this Agreement being referred to herein as an “Agreed Amount.”

(e) If the Indemnifying Party in the Response Notice contests all or part of the claimed amount (thereupon, the “Contested Amount”), the Indemnifying Party and the Indemnified Party shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the Indemnified Party (all or such portion of such Contested Amount to be so paid to the Indemnified Party being also referred to herein as an “Agreed Amount”), the Indemnifying Party shall make such payments in accordance with the terms of this Agreement. If no such agreement can be reached after good faith negotiation within thirty (30) days of the delivery of the Indemnifying Party Response Notice (or such longer period as the Indemnified Party and Indemnifying Party may mutually agree), the matter shall be settled in accordance with the dispute resolution provisions of Section 10.11 of this Agreement.

8.5 Limitations on Indemnification; Exclusive Remedy. The parties’ liability under this Article VIII shall be limited as follows (except as provided in Section 8.5(e)):

(a) Threshold. Except as set forth in Section 8.5(e) below, the Seller shall not have any liability for any claims for indemnification pursuant to Section 8.2(b) unless and until the total aggregate cumulative Losses suffered by the Indemnified Parties exceed Two Hundred Fifty Thousand Dollars, ($250,000) (the “Threshold”) but upon achievement of the Threshold the Indemnified Party shall be entitled to recover the full amount of such Losses (including the initial Threshold amount).

(b) Maximum Seller Liability.

(i) Except as set forth in Section 8.5(e) below, the aggregate maximum liability of the Seller for money damages for Losses under Section 8.2(b) of this Agreement or for any other breach of this Agreement, shall be limited to Eight Million Four Hundred Thirty Seven Thousand Five Hundred Dollars ($8,437,500);

(ii) the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Final Statement of Working Capital;

(iii) the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any;

(iv) no party hereto shall have any liability under any provision of this Agreement for any punitive damages relating to the breach or alleged breach of this Agreement; and

(v) subject to the provisions of Section 6.16, if the Buyer or Buyer’s Parent proceeds with the Closing notwithstanding Knowledge by the Buyer at or prior to the Closing of any breach by the Seller of any representation or warranty in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise.

(c) Maximum Buyer and Buyer’s Parent Liability. Except as set forth in Section 8.5(e) below, the aggregate maximum liability of the Buyer and Buyer’s Parent for money damages for indemnified Losses under Section 8.3 shall equal Eight Million Four Hundred Thirty Seven Thousand Five Hundred Dollars ($8,437,500), not including any damages relating to any failure to pay Seller the Purchase Price, including the Deferred Payment.

(d) No Right to Offset. THE BUYER AND BUYER’S PARENT ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THEIR OBLIGATION TO PAY TO THE SELLER THE DEFERRED PAYMENT ON THE DUE DATE APPLICABLE THERETO, IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE AFFECTED, LIMITED OR IMPAIRED BY ANY EVENT, OCCURRENCE OR CIRCUMSTANCE WHATSOEVER, INCLUDING, WITHOUT LIMITATION:

(i) ANY DAMAGE OR LOSS UNDER THIS AGREEMENT; OR

(ii) ANY DEFENSE, CLAIM, OFFSET, COUNTERCLAIM, SET-OFF, RECOUPMENT OR ABATEMENT WHICH THE COMPANY MAY HAVE AGAINST ANY MEMBER OF THE SELLER GROUP OR ANY OTHER PERSON WHETHER BY CONTRACT, STATUTE, OR ANY OTHER THEORY OF LAW OR AT EQUITY; OR

(iii) ANY OTHER EVENT, OCCURRENCE OR CIRCUMSTANCE WHATSOEVER WHICH MIGHT LIMIT, REDUCE OR EXCUSE THE OBLIGATION OF THE BUYER OR BUYER’S PARENT.

THE BUYER AND BUYER’S PARENT AGREE THAT NONE OF THE FOREGOING SHALL (A) GIVE RISE TO ANY DEFENSE, COUNTERCLAIM, OR RIGHT OF SET-OFF AGAINST ANY MEMBER OF THE SELLER GROUP, OR (B) PERMIT ANY RECOUPMENT OR ABATEMENT OF, OR REDUCTION IN THE DEFERRED PAYMENT OR (C) RELIEVE THE BUYER AND BUYER’S PARENT, IN WHOLE OR IN PART, OF THE PERFORMANCE OF ITS OBLIGATION UNDER THIS AGREEMENT TO PAY TO THE SELLER AN AMOUNT EQUAL TO THE FULL AMOUNT ON THE DEFERRED PAYMENT.

(e) Exceptions. None of the limitations or other provisions set forth in Sections 8.5(a) through (d) (and specifically excluding Section 8.5(d)) shall apply in the case of any Losses or other indemnification matter based upon, arising out of, or relating to (i) intentional misrepresentations, fraud or criminal matters, which shall not be capped or limited, or (ii) the Surviving Representations and Warranties or other indemnity obligations set forth in Section 8.2 in the case of the Seller or Section 8.3 in the case of the Buyer and Buyer Parent, which shall be limited to an equal amount to the Purchase Price actually received by Seller.

(f) Computation of Losses. The amount of any Losses or Taxes for which indemnification is provided for under this Article VIII or under Section 9.2, respectively, shall be net of (i) any amounts recovered by a Buyer Indemnified Party or its Affiliates as a result of any indemnification by any third party, (ii) any actual Tax Benefit received by any Buyer Indemnified Party, its Affiliates, the Taiwan Owner, or KTC as a result of such Losses or by reason of the fact(s) or matter(s) from which such Losses result or arise as reasonably computed by Buyer and (iii) any insurance proceeds or other amounts received by a Buyer Indemnified Party or its Affiliates from third parties with respect to such Losses. For purposes of this Section 8.5(f), “Tax Benefit” means the amount by which Buyer’s cash payment for Taxes are actually reduced, that would not have been reduced but-for the Loss giving rise to the indemnity payment. If in such year the Loss giving rise to the indemnity payment does not result in a reduced cash payment for Taxes, but rather results in revised Tax attributes that could benefit Buyer at some point in the future (for example, increased net operating losses available in future years), Buyer shall remit to Seller the Tax Benefit associated with the utilization of such Tax attribute in the year utilized (if utilized), it being understood that (i) such Tax attributes will be applied in the ordinary and customary basis as determined in the reasonable discretion of Buyer, (ii) in the event such Tax attributes expire then no such payment shall be made, and (iii) if the Tax attributes result in increased Tax cost to Buyer (e.g., a lower basis in the assets acquired hereunder), then the reasonably estimated present value of such increased Tax cost may be applied by Buyer against any Tax Benefit otherwise recognized by Buyer in connection with any payment by Buyer hereunder. The parties will reasonably cooperate to effect the foregoing.

(g) Character of Indemnity Payments. All amounts paid pursuant to this Article VIII shall be treated by such parties as adjustments to the Purchase Price.

8.6 Exclusive Remedy. After the Closing, the indemnities provided in this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims in this Agreement; provided, however, that this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its covenants or other obligations under this Agreement.

8.7 Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8.2 or claims against the Escrow under Section 2.7 and the Buyer or Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential

Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Notwithstanding the foregoing, if the Potential Contributor is a continuing customer or supplier to the Business, Buyer may in its sole discretion elect not to assign such claim to Seller, or if applicable, not to pursue such claim, other than in connection with any warranties or product returns as set forth in Section 6.5. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided earlier in this section) shall be distributed, (i) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided above, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party.

8.8 Seller’s Insurance. To the extent an Assumed Liability relates to facts, events or circumstances that occurred or existed prior to Closing and for which an insurance policy issued to Seller provides coverage for such claim, Seller covenants it shall tender such claim to any applicable insurer and take commercially reasonable steps to cause such insurer(s) to acknowledge and provide coverage for such claim without reservation of any right of contribution against Buyer or imposing any other obligation on Buyer with respect to that portion of any Assumed Liability covered by such policies of insurance. Seller will reasonably cooperate with any Buyer regarding any coverage dispute, at Buyer’s expense.

ARTICLE IX

TAX MATTERS

9.1 Apportionment of Taxes. In order to apportion appropriately any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat the Closing Date as the last day of a taxable period for each of KTC and the Taiwan Owner , and any such taxable period shall be a Pre-Closing Tax Period.

9.2 Tax Indemnification. The Seller shall indemnify each of KTC, the Taiwan Owner and the Buyer and hold them harmless from and against, any loss, claim, liability, expense or other damage attributable to all Pre-Closing Taxes (or the non-payment thereof) not taken into account in computing such entity’s Net Working Capital on the Final Statement of Working Capital. Notwithstanding the foregoing, Seller shall have no obligation to indemnify KTC, the Taiwan Owner or Buyer from and against Taxes consisting of any interest or penalties incurred because of the failure to timely file any Straddle Period Tax Returns or because of the failure to timely pay any Taxes shown to be due on any such Tax Returns.

9.3 Cooperation on Tax Matters. The Seller and the Buyer shall cooperate fully as and to the extent reasonably requested by either such party in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties and at the requesting party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Business, KTC and the Taiwan Owner relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and to give the Seller reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Seller so requests, KTC, the Taiwan Owner or the Buyer, as the case may be, shall allow the Seller to take possession of such books and records at such time. In no event shall the Buyer initiate in any manner any review, audit or other investigation by any Governmental Authority with respect to Taxes that are or could be owing by the Business, Taiwan Owner or KTC with respect to the Pre-Closing Tax Periods.

9.4 Pre-Closing Tax Period Tax Returns. The Seller shall prepare or cause to be prepared and timely file (if still possible) all Pre-Closing Tax Period Tax Returns of the Taiwan Owner and KTC, which Tax Returns shall be prepared in accordance with past practices and customs (unless the Buyer reasonably determines (subject, if Seller disputes that determination, to resolution pursuant to the dispute resolution procedure in Section 10.11) that a different treatment of any item is required by any applicable Law). The Seller shall pay all amounts shown on such Tax Returns and any related interest and penalties otherwise due with respect to such Tax Returns that have not been timely filed; provided, that Buyer shall promptly reimburse the Seller for any such amounts that were properly reserved or accrued for (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with past custom and practice of the Taiwan Owner or KTC. The Seller shall provide to the Buyer drafts of any Pre-Closing Tax Period Tax Returns at least ten (10) Business Days prior to the filing deadline for the Buyer’s review, comment and approval (which approval shall not be unreasonably withheld), and shall include any revisions reasonably proposed by the Buyer. Any dispute between the Buyer and Seller regarding the content of such Tax Returns shall be resolved pursuant to the dispute resolution procedure in Section 10.11 below. For avoidance of doubt, it is understood that the Seller shall be responsible for and shall indemnify the Buyer and its Affiliates for any Taxes with respect to a Pre-Closing Tax Period regardless of whether the non-payment of such Tax or non-filing of a Pre-Closing Tax Period Tax Return has been disclosed on the Disclosure Schedules or whether the Buyer was aware of such Tax or was disclosed information that if set forth on the Disclosure Schedules would have resulted in no breach of any representation or warranty, unless and to the extent those Taxes are taken into account in computing Net Working Capital on the Final Statement of Working Capital.

9.5 Straddle Period Tax Returns. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Straddle Period Tax Returns of the Taiwan Owner and KTC, which Tax Returns shall be prepared in accordance with past practices and customs

(unless the Buyer reasonably determines (subject, if Seller disputes that determination, to resolution pursuant to the dispute resolution procedure in Section 10.11) that a different treatment of any item is required by any applicable Law). The Buyer shall provide to the Seller drafts of any Straddle Period Tax Returns, in each case at least thirty (30) days prior to filing, for the Seller’s review, comment and approval (which approval shall not be unreasonably withheld), and shall include any revisions reasonably proposed by the Seller. Any dispute between the Buyer and Seller regarding the content of such Tax Returns shall be resolved pursuant to the dispute resolution procedure in Section 10.11 below. For avoidance of doubt, it is understood that Seller shall bear no responsibility for any Taxes with respect to a Straddle Period if such Taxes were properly reserved or accrued for (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with past custom and practice of the Taiwan Owner or KTC in filing its Tax Returns, assuming such Taxes were not yet due (as estimated Taxes or otherwise).

9.6 Tax Controversies. The Buyer shall promptly notify the Seller of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Seller may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the Seller of any liability hereunder except to the extent, if any, that the rights of the Seller with respect to such claim are actually prejudiced thereby. The Buyer shall have the authority to represent the interests of the Taiwan Owner and KTC and shall have control of the defense, compromise or other resolution of any Tax Matter; provided, however, that the Seller shall be entitled to participate in such Tax Matter at its own expense and the Buyer shall (i) inform the Seller of the status of any such Tax Matter; (ii) provide the Seller with copies of any pleadings, correspondence, and other documents prior to submission; (iii) accept any comments of the Seller that are reasonable and (iv) obtain the consent of the Seller prior to settling such Tax Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, if such Tax Matter relates solely to Pre-Closing Taxes (it being understood that a matter shall not be treated as not relating solely to Pre-Closing Taxes solely because the basis of the KTC assets or other Tax attributes could be affected by resolution of the matters) and the Seller is liable for indemnification with respect to such Tax Matter, then the Seller may, in its sole discretion and at its cost and expense, control the defense of such Tax Matter. In the event that the Seller controls a Tax Matter, the Seller shall (i) inform the Buyer of the status of any such Tax Matter; (ii) provide the Buyer with copies of any pleadings, correspondence, and other documents prior to submission; (iii) accept any comments of the Buyer that are reasonable and (iv) not settle any issues with respect to such Pre-Closing Taxes without the Buyer’s consent if such settlement will adversely impact the Buyer, KTC or the Taiwan Owner in any Tax period ending after the Closing Date. The Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such Tax Matter at the Buyer’s sole expense.

9.7 Amendments to Tax Returns. If the Buyer, KTC or the Taiwan Owner amend, refile, or otherwise modify any Tax Return for a Pre-Closing Tax Period or Straddle Period, or waive any limitation period with respect to such Tax Returns, then if done voluntarily by Buyer the Seller shall not be liable to the Buyer for indemnification under this Article IX as a result thereof. Any dispute between the Buyer and Seller regarding the content of such amendments, refilings or modifications shall be resolved pursuant to the dispute resolution procedure in Section 10.11 below.

9.8 Tax Sharing Agreement. The Taiwan Owner, KTC and the Seller shall cause to be terminated as to the Taiwan Owner and KTC not later than the Closing any and all Tax sharing, Tax indemnity or Tax allocation agreements between the Seller (or any Affiliate of the Seller other than the Taiwan Owner or KTC) on the one hand and the Taiwan Owner and/or KTC on the other hand that were in effect at any time on or prior to the Closing. No further amounts shall be payable by the Buyer, the Taiwan Owner or KTC under such agreements following the Closing, and the Buyer, the Taiwan Owner and KTC shall have no further obligations thereunder following the Closing.

9.9 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid one-half by the Seller and one-half by the Buyer when due, and the party required to do so shall, at the parties’ shared expense, cause to be timely filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Law, the other party shall join in the execution of any such Tax Returns and other documentation. The parties shall use their commercially reasonable efforts to cooperate with each other to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Tax, fee or charge that is or otherwise would be imposed absent such certificate or document. The reasonable cost of such cooperation, if any, shall be shared by the parties.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise; provided that the Buyer may assign this Agreement (and its rights and obligations hereunder) to any entity Controlled by the Buyer or an Affiliate; provided further that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller or to a person who acquires all or substantially all the Seller’s assets (whether by merger or otherwise) without the consent of the Buyer; provided, however, that no such assignment shall constitute a release of Buyer or Seller from its obligations and covenants hereunder for which Buyer or Seller shall remain primarily liable. For the avoidance of doubt, Seller may assign its right to receive the Deferred Payment to any third party; provided, however, any such assignee shall take such right subject to the Deed of Priority. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successor and assigns. Buyer shall also have the right to collaterally assign its indemnity and related rights under this Agreement to a lender which takes a security interest in the assets of the Buyer or its Affiliates.

10.2 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.3 No Third Party Beneficiaries. No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than the Seller, the Buyer and their respective Affiliates, any rights, remedies or other benefits under or by reason of this Agreement.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

if to the Buyer, to the Buyer:

The IQE Group

ATTN: Phillip J. Rasmussen

Pascal Close

St. Mellons, Cardiff. CF3 0LW.

United Kingdom

Fax Number: (44) 2920-839-401

with a copy to:

Foster Pepper PLLC

1111 Third Avenue, Suite 3400

Seattle, WA 98110

Attn: Robert Kunold, Jr.

Fax: (206) 749-1984

if to the Seller, to the Seller:

Kopin Corporation

200 John Hancock Road

Taunton, MA 02780

Attn: Chief Financial Officer

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attn: John J. Concannon

Fax: 617-951-8736

10.5 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

10.6 Governing Law. This Agreement and all disputes or controversies arising or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to conflicts or choice of law principles.

10.7 Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

10.8 Entire Agreement. This Agreement, including the Disclosure Schedules and all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous representations, warranties, understandings or agreements, written or oral, regarding such subject matter. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

10.10 Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

10.11 Dispute Resolution; Arbitration.

(a) Matters in dispute under or relating to this Agreement shall, unless settled pursuant to Section 10.11(b), be finally resolved by mandatory binding arbitration. The parties to any dispute resolved pursuant to this Section 10.11 shall be (i) the Buyer on behalf of the Buyer and Buyer’s Parent, on the one hand, and (ii) and the Seller, on behalf of the Seller Group on the other.

(b) The parties wish to encourage an informal mechanism for resolving disputes. If the parties are unable to agree upon a resolution of a dispute within fifteen (15) days of such dispute arising, either party to such dispute may notify the other party of an intention to further discuss such disputed matter. Within fifteen (15) days of receiving such notification, the parties to such dispute shall each appoint a senior officer. If the senior officers of the parties are unable to resolve the matter at issue within a further thirty (30) day period following their appointment, then either party to the dispute may refer the matter at issue to binding arbitration as provided elsewhere in this Section 10.11.

(c) Any unresolved controversy or claim arising out of or relating to this Agreement (or the facts and circumstances relating hereto) shall be submitted to binding arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in mergers and acquisitions transactions and who is chosen by the AAA (the “Arbitrator”). The arbitration shall take place in New York, NY, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court located in New York County, New York having subject matter jurisdiction.

(d) The Arbitrator shall proceed immediately to hear and determine the question in dispute. The Arbitrator shall determine the procedure to be followed in the arbitration. The Arbitrator shall communicate the decision not later than thirty (30) days after the close of argument in the arbitration, subject to any reasonable delay due to unforeseen circumstances.

(e) Unless otherwise agreed by the parties, the costs incurred in connection with the arbitration and all other costs of the arbitration shall be awarded to the prevailing or most prevailing party as determined by the Arbitrator.

(f) Nothing herein contained shall prevent either party from seeking equitable relief, an injunction and any relief ancillary thereto from a court of competent jurisdiction.

10.12 Third Party Expenses. Whether or not the transactions contemplated herein are consummated, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except as set forth in Section 2.12. In the case of the Seller, all unpaid Seller Transaction Fees as of the Closing Date that are at such time the obligation of the Taiwan Owner or KTC shall be deducted from the Purchase Price. Any Seller Transaction Fees so deducted shall thereafter be the responsibility of the Buyer for payment as a post-Closing obligation.

10.13 Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Amendment and Waiver. This Agreement may not be amended, except by an instrument in writing signed by each of the parties to this Agreement. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective boards of directors or management, as applicable, may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.15 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

10.16 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller Group , the Buyer or Buyer’s Parent or any officer, director, employee, or investor of any party hereto.

10.17 Facsimile Signature. This agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement as an instrument under seal as of the day and year first above written.

THE ASSET BUYER:	IQE KC, LLC, a Delaware corporation

	By:	/s/ Drew Nelson
	Name:	Drew Nelson
	Title:	President of Sole Member, IQE, Inc.

THE BUYER’S PARENT:	IQE plc

	By:	/s/ Drew Nelson
	Name:	Drew Nelson
	Title:	President and Chief Executive Officer

SELLER	Kopin Corporation, a Delaware corporation

	By:	/s/ John C.C. Fan
	Name:	Dr. John C.C. Fan
	Title:	President and Chief Executive Officer